UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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DAVITA INC.

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Notice of 2026 Annual Meeting and Proxy Statement

April 22, 2026

Dear Fellow Stockholders:

As we reflect on 2025, we're grateful for the strength, agility, and dedication of our caregivers. In a dynamic healthcare environment marked by ongoing change, they delivered life-sustaining care while advancing our strategy and creating long-term value for our stakeholders.

Our clinical and operational focus drove several defining achievements. Specifically, in 2025, we:

–Advanced Integrated Kidney Care (IKC), our comprehensive value-based kidney care program, where patients achieved differentiated clinical outcomes, including higher rates of permanent vascular access, fewer bloodstream infections, and greater adoption of home dialysis. This clinical performance contributed to IKC reaching profitability ahead of expectations.

–Empowered 8,000+ DaVita patients to receive a kidney transplant.

–Expanded our international footprint by closing our acquisition in Brazil, extending our high-quality care model as the provider caring for the most dialysis patients around the world.1

–Continued as an industry leader under the Centers for Medicare & Medicaid Services (CMS) Five-Star Rating System for the most-recently reported performance year.2

–Delivered on our financial commitments—with 2025 performance in-line with our long-term growth targets of 3 to 7 percent adjusted operating income and 8 to 14 percent in adjusted diluted earnings per share from continuing operations.

In the backdrop of achieving these highlights, our response to an April cybersecurity incident stands out. Through the resilience of our frontline caregivers and the expertise of our technology teams, we activated contingency plans and provided continued care across more than 3,000 dialysis centers worldwide. We emerged from this experience stronger.

That strength is powered by our more than 78,000 teammates (employees) worldwide. Engagement remains a differentiator, with our most recent survey reaching a five-year high of 85 percent. We continue to invest in our teams through programs like Clinical Ladders, which offers clear pathways to career advancement, and Bridge to Your Dreams, where 400+ teammates were pursuing an Associate Degree in Nursing, funded by DaVita.

Board Composition

Our Board continues to reflect a mix of tenure, skills, and perspectives. In June 2025, Charles Berg stepped down from the Board after nearly 20 years of dedicated service. Otherwise, our Board composition remained stable, supporting continuity as we execute on our strategy.

Stockholder Engagement

We value our stockholders’ perspectives and remain committed to ongoing, open communication. Since our 2025 annual meeting, we have engaged with stockholders representing approximately 59 percent of DaVita’s outstanding shares. Through ongoing dialogue with management and board leadership, we seek your input on corporate governance, executive compensation, sustainability initiatives, and other key topics.3

Corporate Social Responsibility (CSR)

We’ve always believed that we are a community first, which means a responsibility to our patients, our teammates, and the world in which we live. This commitment continues to guide our CSR efforts. In 2025, we:

–Partnered with the YMCA and local non-profits to deliver free chronic disease screenings, helping identify participants with hypertension and at risk for kidney disease, creating crucial opportunities for life-changing early intervention.

–Reached more than 757,000 individuals through our partnership with the American Diabetes Association, providing multi-lingual education on kidney disease prevention and management.

–Surpassed our five-year volunteerism goal one year early, with teammates contributing more than 70,000 hours in 2025 and more than 218,000 hours since 2021.

–Saved more than 90 million gallons of water through ongoing conservation efforts across our centers.

–Provided more than 23,000 medically tailored meals to individuals facing food insecurity through support from the DaVita Giving Foundation.

To learn more, we encourage you to read our forthcoming Community Care 2025 report, where we will unveil our CSR 2030 goals for the first time, at www.davitacommunitycare.com.

Annual Meeting of Stockholders
Our 2026 Annual Meeting of Stockholders (the "Annual Meeting") will be held on Thursday, June 4, 2026, at 10:00 AM Mountain Time. The attached Notice of Annual Meeting and accompanying Proxy Statement will serve as your guide to the business to be conducted at the Annual Meeting and provide details on attending the virtual meeting.
We appreciate your continued confidence in DaVita. As we look ahead, we remain focused on improving the health and well-being of the patients we serve. Supported by your partnership and insights, we’re energized to build on this momentum and reach new milestones.

Very truly yours,

Javier J. Rodriguez	Pamela M. Arway
Director and Chief Executive Officer	Independent Chair of the Board

This letter, and the accompanying Proxy Statement, contain or refer to certain forward-looking statements within the meaning of the federal securities laws. Please see the section of the Proxy Statement titled “General Information — Forward-Looking Statements” for more information regarding these forward-looking statements.

1 Based on publicly reported data as of December 31, 2025.
2 Reflects performance in 2024.
3 Calculations relating to all stockholder outreach statistics were performed using stockholders of DaVita shares outstanding as of September 30, 2025.

Notice of 2026 Annual Meeting of Stockholders
The 2026 Annual Meeting of the Stockholders (the "2026 Annual Meeting") of DaVita Inc., a Delaware corporation ("DaVita" or the "Company"), will be a virtual-only meeting to be held as a live audio webcast over the Internet at www.virtualshareholdermeeting.com/DVA2026 on Thursday, June 4, 2026 at 10:00 AM Mountain Time.

Meeting Agenda and Voting Matters
Stockholders will be asked to vote on the following matters at the DaVita 2026 Annual Meeting:

Items of Business	Board Recommendation	Where to Find More Information in the Proxy Statement
The election of the nine director nominees, identified in the accompanying Proxy Statement, to the Board of Directors, each to serve until the Company's 2027 Annual Meeting of Stockholders or until their successors are duly elected and qualified;
	"FOR" all nominees	Pages 1 - 5
Ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for fiscal year 2026; and	"FOR"	Page 24
Approve, on an advisory basis, the compensation of the Company's named executive officers.	"FOR"	Page 25
We also intend to transact such other business as may properly be brought before the 2026 Annual Meeting and any adjournment or postponement thereof.
We mailed, on or about April 22, 2026, a Notice of Internet Availability of Proxy Materials to stockholders of record and beneficial owners as of the close of business on April 9, 2026 (the “Record Date”). On the date of mailing of the Notice of Internet Availability of Proxy Materials, the proxy materials will be available free of charge at www.proxyvote.com.

Your vote is important. Please vote promptly. Information on voting deadlines and available voting methods are set out in the accompanying Proxy Statement under the heading "How to Vote."
Stockholders of record as of the close of business on the Record Date will be entitled to vote at the 2026 Annual Meeting. During the ten days prior to the 2026 Annual Meeting, you may contact Investor Relations at 1-888-484-7505 to request the list of stockholders entitled to vote at the 2026 Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS TO
BE HELD ON JUNE 4, 2026:

The Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report are available at www.proxyvote.com.

By order of the Board of Directors,

Samantha A. Caldwell
Corporate Secretary
April 22, 2026

Corporate Governance
The general corporate governance framework for DaVita Inc., a Delaware corporation ("DaVita" or the "Company") is set by its Amended and Restated Bylaws (the "Bylaws"), Corporate Governance Guidelines ("Guidelines"), the charters for each of the Committees of our Board of Directors (the "Board"), the Code of Ethics and the Code of Conduct. Each of these governance documents is available under the Corporate Governance section of our website, located at www.davita.com/about/corporate-governance.

Proposal 1 Election of Directors
At the 2026 Annual Meeting of Stockholders (the "2026 Annual Meeting"), stockholders will be asked to elect nine directors (each, a "Director Nominee" and collectively the "Director Nominees"), each to serve until the Company's 2027 Annual Meeting of Stockholders (the "2027 Annual Meeting") or until their successors are duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.
Voting Standard for Director Elections
The Bylaws require that, in uncontested elections, each director be elected by the majority of votes cast with respect to such director by the holders of shares present virtually or represented by proxy and entitled to vote thereon. In a contested election, directors are elected by a plurality of shares represented virtually or by proxy at any such meeting and entitled to vote thereon. If a nominee for director who served as a director prior to the 2026 Annual Meeting is not elected by the requisite vote, the director must promptly tender his or her resignation from the Board, and the Nominating and Governance Committee will make a recommendation to the Board about whether to accept or reject the resignation. The Board, excluding the director in question, will act on the recommendation of the Nominating and Governance Committee and publicly disclose its decision and its rationale within 90 days (or, if extended by the Board in certain circumstances, within 180 days) from the date the election results are certified. If a nominee for director who was not already serving as a director does not receive the requisite vote at the 2026 Annual Meeting, the nominee is not elected to the Board. All 2026 Director Nominees are currently serving on the Board.
Director Nominees
After a thorough evaluation, and in alignment with the Nominating and Governance Committee's recommendation, the Board has nominated Pamela M. Arway, Barbara J. Desoer, Jason M. Hollar, Gregory J. Moore, M.D., Ph.D., Dennis W. Pullin, Javier J. Rodriguez, Adam H. Schechter, Wendy L. Schoppert, and Phyllis R. Yale for re-election as directors. Please see the section titled “Corporate Governance — Selection of Directors” below for more information about the nomination process.
None of the Director Nominees has any family relationship with any other nominee or with any of our executive officers and no arrangement or understanding exists between any nominee and any other person or persons pursuant to which a nominee was or is to be selected as a director or nominee. Eight of the nine Director Nominees are independent under the New York Stock Exchange ("NYSE") listing standards (the "NYSE Independence Standards"). Please see the section titled “Corporate Governance — Director Independence” below for more information. Each Director Nominee has consented to being named as a nominee in this Proxy Statement and has agreed to serve as a director, if elected.
Proxies
Unless a stockholder has made a contrary direction via its proxy, the proxy holders named in the proxy card (the “Company Proxies”) have advised us that at the 2026 Annual Meeting they intend to vote the shares covered by the proxies "for" the election of each of the Director Nominees named in this Proxy Statement. If any Director Nominee is unable or unwilling to serve, the Company Proxies may vote for the election of the substitute nominee that the Board may propose. Proxies may not be voted for more than nine Director Nominees.

Biographies of our Director Nominees
A biography of each Director Nominee, as of the date of this Proxy Statement, setting forth his or her age, and describing his or her business experience during the past five years, including other prior relevant business experience, is presented below.

Former President of the Japan, Asia-Pacific, Australia Region, American Express International, Inc.
Independent Director Since: 2009
Board Chair Since: 2020
Committee Service: Compensation Committee; Nominating and Governance Committee
Other Public Company Boards:
— Iron Mountain Inc. (NYSE: IRM)

Pamela M. Arway, 72, served as the President of the Japan, Asia-Pacific, Australia region for American Express International, Inc., a global payment services and travel company, from 2005 to 2008. Ms. Arway joined the American Express Company in 1987, and subsequently served in various capacities, including as Chief Executive Officer ("CEO") of American Express Australia Limited from 2004 to 2005 and as Executive Vice President of Corporate Travel, North America from 2000 to 2004. Prior to her retirement in October 2008, she also served as advisor to the American Express Company’s Chairman and CEO. Ms. Arway has been a member of the Board of Directors of Iron Mountain Incorporated, an enterprise information management services company ("Iron Mountain"), since March 2014, serving as Independent Chairperson of Iron Mountain's Board since 2022, and she served as a member of the Board of Directors of The Hershey Company, a chocolate and confectionery company, from 2010 to 2024. Ms. Arway brings to the Board significant leadership experience as a global executive, with extensive management experience in the areas of marketing, international business, finance and government affairs. With her service as a director on the boards of other large public companies, Ms. Arway also brings significant experience in corporate governance and executive compensation-related matters.

Former Chief Executive Officer, Citibank, N.A. Independent Director Since: 2015 Committee Service: Compensation Committee, Chair; Audit Committee

Barbara J. Desoer, 73, served as the CEO and a member of the Board of Directors of Citibank, N.A., a wholly owned subsidiary of Citigroup, Inc., a diversified global financial services company, both positions she held from April 2014 through April 2019, and COO of Citibank, N.A. from October 2013 to April 2014. Prior to Citibank, N.A., Ms. Desoer spent 35 years at Bank of America, a diversified global financial services company, most recently as President, Bank of America Home Loans, where she led the integration of Countrywide, the largest mortgage originator and servicer in the United States. In previous Bank of America roles, Ms. Desoer served as a Global Technology & Operations executive, an international market-focused position leading teams in the United Kingdom, Asia and Latin America, and President, Consumer Products. From April 2019 to April 2025, Ms. Desoer served as Chair of the Citibank, N.A. Board of Directors, and as a member of the Board of Directors of Citigroup Inc. Ms. Desoer is an experienced business leader with extensive management and international experience and brings to the Board a deep understanding of regulated businesses as well as significant experience in corporate governance, executive compensation, compliance and audit-related matters.

Notice of 2026 Annual Meeting and Proxy Statement	2

Chief Executive Officer, Cardinal Health, Inc. Independent Director Since: 2022 Committee Service: Audit Committee, Chair Other Public Company Boards: — Cardinal Health, Inc.(NYSE: CAH)

Jason M. Hollar, 53, has served as the CEO and a member of the Board of Directors of Cardinal Health, Inc. ("Cardinal"), a global integrated healthcare services and products company, since September 2022. Prior to his appointment as CEO, Mr. Hollar served as Cardinal's Chief Financial Officer ("CFO") from May 2020 to September 2022, where he led financial activities across the enterprise including financial strategy, capital deployment, treasury, tax, investor relations, accounting and reporting. Prior to Cardinal, from June 2018 until April 2020, Mr. Hollar served as Executive Vice President and CFO of Tenneco Inc. ("Tenneco"), a global automotive products and services company, where he was responsible for financial planning and analysis, accounting and reporting, tax, treasury and investor relations for the company. At Tenneco, Mr. Hollar also served as Senior Vice President, Finance from June 2017 to June 2018. From October 2016 to June 2017, Mr. Hollar served as the CFO of Sears Holding Corporation ("Sears"), a holding company for large consumer retailers across the U.S., and as Senior Vice President, Finance from October 2014 to October 2016. Sears filed for Chapter 11 bankruptcy in October 2018. Mr. Hollar is an experienced finance leader who brings to the Board extensive financial and operational experience spanning the healthcare, transportation, manufacturing and retail sectors.

Former Corporate Vice President, Microsoft Health and Life Sciences
Independent Director Since: 2021
Committee Service: Compliance and Quality Committee, Chair; Nominating and Governance Committee

Other Public Company Boards:
— Fortive Corporation (NYSE: FTV)

Gregory J. Moore, M.D., Ph.D., 61, served as Corporate Vice President for Microsoft Health and Life Sciences, a division of Microsoft Corporation ("Microsoft"), a multinational technology company that produces computer software, cloud computing services, personal computers and electronics, and other related services, from 2019 to 2023, where he led Microsoft's health and life sciences research and artificial intelligence ("AI") and cloud product development portfolio. Prior to Microsoft, Dr. Moore served as Vice President of Google Inc. ("Google"), a multinational technology company that specializes in Internet-related products and services, from 2016 to 2019, and was the founder and leader of Google Cloud Healthcare and Life Sciences globally. Dr. Moore is an engineer, practicing physician, and experienced educator. He is board certified in Diagnostic Radiology, Neuroradiology and Clinical Informatics. Prior to his leadership roles at Microsoft and Google, Dr. Moore served as the Chief Emerging Technology and Informatics Officer at Geisinger Health System, a regional healthcare provider, where he was also Director of the Institute of Advanced Application. His prior academic and clinical appointments include Stanford University School of Medicine, Penn State University College of Medicine, and Wayne State University School of Medicine. In February 2025, Dr. Moore was appointed as a member of the Board of Directors of Fortive Corporation, a provider of essential technologies for connected workflow solutions. From 2023 to 2024, Dr. Moore served as a member of the Board of Directors of Olink Holding AB, a biotechnology company focused on proteomics, until its merger with Thermo Fisher Scientific Inc., and from 2019 to 2021, Dr. Moore served as a member of the Board of Directors of Hill-Rom Holdings, Inc., a medical technology provider, until its merger with Baxter International Inc. In 2024, Dr. Moore earned the National Association of Corporate Directors ("NACD") CERT Certificate in Cyber-Risk Oversight. Dr. Moore brings to the Board substantial experience both in the medical field as a practitioner and as a technology executive experienced in digital health and AI.

President and CEO, Virtua Health Independent Director Since: 2024 Committee Service: Compliance and Quality Committee; Nominating and Governance Committee

Dennis W. Pullin, 66, has served as President and CEO of Virtua Health ("Virtua"), an academic health system in New Jersey offering a range of preventative, primary, ambulatory, acute and tertiary care since 2017. From 2009 to 2017, Mr. Pullin served as President of MedStar Harbor Hospital, a not-for-profit, community-based health care organization in the U.S. Mid-Atlantic region. From 2006 to 2009, Mr. Pullin served as Chief Operating Officer and Senior Vice President of MedStar Washington Hospital Center, the largest private teaching and research hospital based in Washington, D.C. Mr. Pullin served as Vice President of Operations and Business Development at CHI St. Luke’s Health, a tertiary community teaching hospital in the Texas Medical Center from 2002 to 2006. Since May 2021, Mr. Pullin has served as a member of the Board of Directors of Hillenbrand, Inc., a global diversified industrial company and a formerly NYSE-listed company, which completed a going private transaction in February 2026. Mr. Pullin brings to the Board his deep executive leadership experience in the healthcare space, including in hospitals, academic medical centers, physician group practices, and private industry. He also brings to the Board a unique and valuable perspective on transforming patient experience through the use of technology and value-based care.

Chief Executive Officer, DaVita Inc. Director Since: 2019 Other Public Company Boards: –Gilead Sciences, Inc. (NASDAQ: GILD)

Javier J. Rodriguez, 55, has served as CEO of DaVita Inc. since June 2019. Joining the Company in 1998, Mr. Rodriguez has held senior leadership roles of increasing responsibility, with experience across operations, payor contracting, and finance, and has helped shape the Company’s transformation in the delivery of kidney care. Prior to joining DaVita, Mr. Rodriguez worked in finance at Baxter Healthcare Corporation. He has served on the board of directors of Gilead Sciences, Inc., a research-based pharmaceutical company since June 2020. Mr. Rodriguez brings deep healthcare expertise, comprehensive knowledge of our business and regulatory landscape, and a proven track record of executive leadership.

President, Chief Executive Officer and Chairman of the Board, Labcorp

Independent Director Since: 2022

Committee Service: Audit Committee; Compensation Committee

Other Public Company Boards:
–Labcorp Holdings Inc. (NYSE: LH)

Adam H. Schechter, 61, has served as Chairman of the Board of Directors of Labcorp Holdings Inc. ("Labcorp"), a leading global life sciences company, since May 2020, as a director of Labcorp since April 2013, and President and CEO since November 2019. Mr. Schechter previously served as special advisor to the CEO of Merck & Co., Inc. (“Merck”), a multinational pharmaceutical company, from January 2019 to July 2019. From 2010 to 2018, Mr. Schechter was President, Global Human Health and an Executive Vice President of Merck, where he was a member of the Executive Committee. His responsibilities included Merck’s worldwide pharmaceutical and vaccine businesses. Prior to becoming President, Global Human Health, Mr. Schechter served as the President, Global Pharmaceutical Business of Merck from 2007 to 2010. In 2022, Mr. Schechter earned the NACD CERT Certificate in Cyber-Risk Oversight. Mr. Schechter brings to the Board extensive knowledge of the healthcare industry, operations and regulatory environment, and significant executive leadership and management experience.

Notice of 2026 Annual Meeting and Proxy Statement	4

Former Chief Financial Officer, Sleep Number Corporation

Independent Director Since: 2023

Committee Service: Audit Committee; Compensation Committee

Other Public Company Boards:
–Sun Country Airlines Holdings, Inc.
      (NASDAQ: SNCY)
–Fossil Group, Inc.(NASDAQ: FOSL)

Wendy L. Schoppert, 59, served as Executive Vice President and CFO of Sleep Number Corporation ("Sleep Number"), a smart bed and wellness technology manufacturer and retailer, from 2011 to 2014, where she also previously served as Senior Vice President and Chief Information Officer from 2008 to 2011 and Senior Vice President, International and New Channel Development, from 2005 to 2008. Prior to joining Sleep Number, Ms. Schoppert led U.S. Bank’s Private Asset Management team and served as Head of Product, Marketing & Corporate Development for U.S. Bank’s Asset Management division. She began her career in the airline industry, serving in various financial, strategic and general management leadership positions at American Airlines, Northwest Airlines and America West Airlines. Ms. Schoppert currently serves on the Board of Directors of Sun Country Airlines Holdings, Inc., a hybrid low-cost air carrier since October 2025 and Fossil Group, Inc., a global design, marketing, distribution and innovation company specializing in lifestyle accessories since May 2025. From 2020 to 2025, she served on the Board of The ODP Corporation, the parent company of Office Depot/OfficeMax and related B2B businesses, where she also served as Board Chair. From 2017 to 2023 she served on the Board of The Hershey Company, and from 2015 to 2025 she served on the Board of Big Lots, Inc. Ms. Schoppert is a former co-chair of the Minnesota Chapter of Women Corporate Directors and has also earned the CERT Certificate in Cybersecurity Oversight. Ms. Schoppert is an experienced finance leader who brings to the Board financial, information technology, marketing and operational experience with a background spanning the consumer goods, transportation, and retail sectors.

Advisory Partner, Bain & Company, Inc.

Independent Director Since: 2016

Committee Service: Nominating and Governance Committee, Chair; Compliance and Quality Committee

Other Public Company Boards:
–Bristol-Myers Squibb Company (NYSE: BMY)

Phyllis R. Yale, 68, has been an Advisory Partner with Bain & Company, Inc. (“Bain”), a global management consulting firm, since July 2010. Ms. Yale was a Partner with Bain from 1987 to July 2010, and a leader in building Bain’s healthcare practice. In her role at Bain, Ms. Yale works with healthcare payors, providers, and medical device companies, and frequently advises the world’s leading private equity firms on their investments in the healthcare sector. She has served as a member of the Board of Directors of several public and private companies in the healthcare sector, and since November 2019 has served as a member of the Board of Directors of Bristol Myers Squibb Company, a global biopharmaceutical company. Ms. Yale previously served as Chair of the Blue Cross Blue Shield of Massachusetts ("BCBS") Board of Directors from 2014 to 2019 and served on the board of BCBS from 2014 through December 2024. Ms. Yale has a deep knowledge base in the U.S. healthcare sector and has experience in many aspects of the healthcare industry, including corporate strategy, marketing and cost and quality management, as well as mergers and acquisitions.

The Board recommends a vote FOR the election of each of the
named Director Nominees.

Corporate Governance Highlights
The Board believes that a strong corporate governance program helps support long-term stockholder interests. The Board monitors evolving governance developments and standards and regularly seeks stockholder feedback on a variety of topics. Some key features of the Company’s corporate governance program include:

✓	Annual election of all directors and ongoing commitment to Board refreshment
✓	Year-round stockholder engagement, including regular participation by independent directors
✓	Stockholder right to call special meetings of stockholders at 10% ownership threshold[1]
✓	No stockholder rights plan/poison pill
✓	Overboarding limitations applicable to all directors and Director Nominees
✓	Robust Code of Conduct
✓	Independent non-executive Board chair
✓	Each Board Committee has authority to retain independent advisors
✓	Majority vote standard in uncontested director elections
✓	Fulsome stock ownership guidelines for senior executives and directors that link the interests of management and the Board with those of stockholders
✓	Commitment to corporate governance, environmental and social responsibility practices, overseen by the Nominating and Governance Committee
✓	Significant Board and Committee risk oversight practices
✓	Robust oversight of the Company's political and lobbying expenditures and related public reporting, overseen by the Nominating and Governance Committee
✓	Proxy access for director nominations submitted by stockholders (or groups of stockholders) holding 3% of the Company's common stock for 3 years[1]
✓	Robust continuing education program for Board on topics relevant to the Company and the current business landscape
1See the Company's Bylaws for more detail regarding requirements related to this and other stockholder eligibility and related procedures.

Notice of 2026 Annual Meeting and Proxy Statement	6

96% Average attendance by Director Nominees at Board and Committee meetings in 2025	27 Total Board and Committee meetings in 2025	8 out of 9 Director Nominees are independent*	6.8 years Average tenure of Director Nominees*

*Independence determination made, and average director tenure calculated, as of the date of this Proxy Statement. The independence determinations were made under NYSE Independence Standards in effect at that time.

Selection of Directors
The Nominating and Governance Committee, in coordination with the Board, identifies, evaluates and recommends candidates to fill Board vacancies or to stand for election or re-election to the Board by the Company’s stockholders. The Nominating and Governance Committee considers a number of factors, and assesses the overall mix of qualifications, individual characteristics, experience level, time commitments, and varied perspectives and skills that are beneficial to our Company. The Nominating and Governance Committee also seeks to ensure an appropriate mix of tenures of the directors, taking into account the benefits of having longer-tenured directors, who provide valuable historical knowledge and Board stability, as well as the benefits of having newer directors, who can provide fresh perspectives and viewpoints. As part of the Company's year-round engagement program, management and independent members of the Board regularly seek input from stockholders regarding the Board's mix of skills, experience, expertise and tenure to further support Board refreshment and the Board's independent oversight of the Company.
Stockholder Director Recommendations
The Nominating and Governance Committee will consider director candidates recommended by stockholders upon submission in writing to our Corporate Secretary of the names and qualifications of such candidates at the following address: Corporate Secretary, DaVita Inc., 2000 16th Street, Denver, Colorado 80202. The Nominating and Governance Committee will evaluate candidates based on the same criteria described above, regardless of whether the candidate was recommended by the Company or a stockholder. Stockholders who wish to nominate directors to be included in our Proxy Statement in accordance with the procedures in our Bylaws should follow the instructions under "Stockholder Proposals and Nominations for the 2027 Annual Meeting" included in this Proxy Statement.
Director Nominees Skills
The following skills matrix summarizes some of the key skills and experience represented by the Director Nominees, as of the date of this Proxy Statement, that the Board, with input from our stockholders, has identified as particularly valuable to the oversight of the Company and illustrates how the current directors individually and collectively represent these key competencies and backgrounds. While all of these qualifications were considered in this year’s director nomination process, the matrix does not encompass all of the skills, experience, qualifications and attributes of the Director Nominees. The Board believes that its highly qualified Director Nominees provide the Board with a varied set of skills, experience and perspectives necessary for effective oversight. Additional details of each Director Nominee's competencies are included in each director's profile under the section titled "— Biographies of our Director Nominees."

Director Nominee Skills and Composition Matrix*
	Strategic Initiatives / M&A	Risk Mgmt	Finance / Capital Mgmt / Accounting	Tech / AI /Digital Trans-formation / Cybersec	Gov't / Regulatory / Public Policy	Healthcare / Provider / Payor	Human Capital Mgmt / Comp	Gender Identity**	Racial / Ethnic Identity**
Pamela M. Arway	£	£	£				£	F	C
Barbara J. Desoer		£	£	£	£		£	F	C
Jason M. Hollar	£	£	£	£		£	£	M	C
Gregory J. Moore	£	£		£		£	£	M	C
Dennis W. Pullin	£	£	£	£		£	£	M	B
Javier J. Rodriguez	£	£	£		£	£	£	M	H
Adam H. Schechter	£	£	£	£	£	£	£	M	C
Wendy L. Schoppert	£	£	£	£			£	F	C
Phyllis R. Yale	£	£			£	£	£	F	C
F= Female; M= Male
C= Caucasian; B=Black or African American; H=Hispanic or Latinx
*The category titles listed above are not all-inclusive and an affirmative response in one column grouping does not necessarily indicate that a Director Nominee has skills/experience in each category listed in the column grouping.
**As self-identified by each Director Nominee.
Board Composition
Our Board values a mix of tenure, individual characteristics, experience levels and types of experience, including both industry and subject matter expertise. We believe that a board that collectively reflects a broad mix of background, thought and experience enhances a board's effectiveness.
The Board endeavors to maintain a Board composition that represents a range of experiences in areas that are relevant to the Company’s strategy and business. In conjunction with the Board selection and nomination process, the Nominating and Governance Committee considers the overall mix of qualifications, individual characteristics, experience levels, types of skills and experience, including both industry and subject matter expertise, and a broad range of perspectives.

Notice of 2026 Annual Meeting and Proxy Statement	8

Corporate Governance

Annual Board and Committee Evaluations
The Board is committed to continuous improvement and annual self-evaluations are an important tool to that end. Our Board and Committee evaluation process includes both written questionnaires and, on a rotating cycle, live interviews with our directors, an overview of which is set forth below.

Rotating cycle with anonymous written evaluations each year, supplemented by live interviews with each director every other year, which includes individual director evaluations.

Process is overseen by the Nominating and Governance Committee and managed by the Corporate Secretary's Office.

Directors provide feedback regarding performance and effectiveness of the Board and its Committees, the Board Chair and, every other year, individual directors.
The Board (and each Committee with respect to the individual Committee results), review the results of these evaluations in executive session.

The Board Chair meets with each director for one-on-one discussion, as appropriate.

Follow-up items are addressed at subsequent Board or Committee meetings, as appropriate, and Committee actions are reported back to the full Board.

The Nominating and Governance Committee considers the effectiveness of the self-evaluation process on an annual basis.

Director Independence
Under the NYSE Listing Standards, a majority of the members of the Board must satisfy the NYSE Independence Standards. The Board evaluates the independence of our directors annually and will review the independence of individual directors on an interim basis, as needed, to consider changes in employment, affiliation, relationships and other factors. The Board evaluates the nature of any executive officer’s or director’s personal investment interest in director-affiliated entities (active or passive), the level of involvement by the director or executive officer in any such director-affiliated entities, any special arrangements or relationships between the parties that would lead to a personal benefit, any personal benefits derived as a result of business relationships with the Company, any other personal benefit derived by any director or executive officer as a result of the disclosed relationships or any other relevant factors.
The Board has determined that (i) all of the Director Nominees, other than Mr. Rodriguez, are independent under the NYSE Independence Standards, and (ii) each other individual who served as a director at any time during 2025, was independent under the NYSE Independence Standards during the time of such service.
In making its determination, the Board considered the Company’s commercial relationship with Cardinal, where Mr. Hollar serves as CEO and director and from which the Company purchases certain clinical supplies, and the Company's commercial relationship with Labcorp, where Mr. Schechter serves as President, CEO and Chairman of the Board and from which the Company obtains limited laboratory testing services. After consideration of all relevant factors, including, among other things, that (i) the Company's business with each of Cardinal and Labcorp was conducted in the ordinary course pursuant to arm's length negotiations that did not involve Messrs. Hollar or Schechter, respectively, (ii) the Company's relationship with each of Cardinal and Labcorp predated Messrs. Hollar's and Schechter's respective consideration for service on the Board, and (iii) each relationship has, in the past three years, involved amounts that represented an immaterial percentage of the Company’s, and each other entity’s, revenues, and were well below the amounts that would preclude a finding of independence under the NYSE Independence Standards, the Board determined that the Company’s commercial relationships with each of Cardinal and Labcorp did not present a conflict of interest and did not compromise the respective independence of Messrs. Hollar and Schechter.
Mr. Rodriguez is not deemed independent under the NYSE Independence Standards because he is employed as the Company's CEO.
Change in Status and Director Commitments
Our Guidelines require that the Board evaluate the appropriateness of a director’s continued service on the Board in the event that the director retires from his or her principal job, changes his or her principal job responsibility or experiences a significant event that could negatively affect his or her service to the Board ("Change in Status"). In the event of a Change in Status, the Guidelines provide that the impacted director shall promptly tender his or her offer of resignation to the Board Chair for consideration by the other members of the Board. The members of the Board, excluding the impacted director, will determine whether such director’s continued service on the Board is in the best interests of our stockholders and will decide whether or not to accept the resignation of the impacted director. The determination of whether a Change in Status has occurred and whether or not to accept the resignation of the impacted director is in the sole discretion of the Board.
In addition, the Guidelines provide that, prior to assuming additional commitments, such as accepting an invitation to serve on the board of directors of another public company or any other significant commitment involving affiliation with other for-profit businesses, non-profit entities or governmental units, a director should advise the Corporate Secretary or the Board Chair so that the remaining members of the Board may evaluate any potential conflicts of interest, including, without limitation, whether the proposed undertaking would result in excessive time commitments or an inability to fulfill their duties on the Board. Notwithstanding the foregoing, the Guidelines provide that in no case may a director serve on more than four other public company boards of directors.

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Corporate Governance

Leadership Structure and Meetings of Independent Directors
Pamela M. Arway, an independent director and member of the Board since May 2009, has served as the independent Board Chair since June 2020. The Board believes that Ms. Arway’s breadth of experience and the depth of knowledge gained during her career and her tenure on our Board are highly beneficial to the Board Chair role.
As the Board Chair, Ms. Arway:
–Serves as the liaison between management and the independent directors and among the independent directors
–Approves meeting agendas and schedules for the Board
–Presides at all meetings of the Board, including regularly-held executive sessions of the independent directors
–Facilitates discussions outside of scheduled Board meetings among the independent directors on key issues, as appropriate
–May call meetings of the Board and the independent directors and, if requested by major stockholders, makes herself available for consultation and direct communication with them, as appropriate
–Oversees the function of our Board Committees, each of which has an independent Chair
The Board believes that this leadership structure is appropriate for the Company at this time because it allows for independent oversight of management, increases management accountability, and facilitates an objective evaluation of management’s performance relative to compensation. The independent directors regularly evaluate the Board’s leadership structure, typically no less than annually.

Succession Planning
Management
The Board oversees management succession planning and the development of executive talent. The Board believes that management succession planning should be done in consultation with the CEO and that the full Board should have oversight of the succession planning process.
As part of this process, the CEO provides the Board with recommendations for potential successors for the position of CEO and other key senior management positions, and reviews development plans for such individuals with the Board. The Board engages directly with potential successor candidates and regularly reviews short-term, long-term and emergency succession plans for the CEO and other senior management positions.
Board
The Board also regularly considers its own composition, succession plans and refreshment efforts, including as part of the annual Board evaluation process described above. When considering director succession planning, the Nominating and Governance Committee and the Board take into account, among other things, stockholder feedback and the current and expected future needs of the Board and the Company in light of the overall composition of the Board to achieve a balance of the skills, experience, individual characteristics, perspectives and tenure that are viewed to be essential to the Board’s oversight role.
Our Guidelines include a mandatory retirement age whereby a director who has reached the age of 75 shall not be nominated for re-election to our Board at the next Annual Meeting of Stockholders. The Nominating and Governance Committee may, however, recommend, and the Board may approve, the nomination for re-election of a director at or after the age of 75, if, in light of all the circumstances, the Board determines it to be in the best interests of the Company and its stockholders.

Environmental, Social and Governance Approach
We strive to be a community first and a company second, which is underscored by our deep-rooted commitment to our environmental, social and governance ("ESG") practices and our Trilogy of Care - Caring for Our Patients, Caring for Each Other and Caring for Our World. Our focus areas include how we care for our patients; how we support our teammates to grow and thrive in a workplace where everyone belongs; and how we engage with our local communities and promote environmental stewardship.
Governance: The Nominating and Governance Committee oversees DaVita’s activities, policies and programs related to corporate governance, environmental and social responsibility. Our management ESG Steering Committee regularly reports to the Nominating and Governance Committee and also gives the full Board an ESG report no less than annually. In addition, management periodically reports to the Audit Committee on the process for ESG-related public reporting, including reporting controls.
Issues and Stakeholder Engagement: Based on feedback from key stakeholders and the metrics recommended by the Sustainability Accounting Standards Board ("SASB") for healthcare service providers, we have identified selected strategic focus areas and key initiatives:

–Quality of Care –Patient Experience –Patient Education	–Teammate Belonging and Development –The DaVita Way	–Carbon Emissions Reduction –Water & Waste Reduction	–Charitable Giving –Volunteerism	–Compliance, Ethics & Governance –Data Privacy –Supply Chain
2025 Goals: In 2021, we announced our goals in each of our five ESG strategic focus areas for 2025, many of which were aspirational. The goals represented our ongoing commitment to meaningfully advance corporate citizenship initiatives. Over the past five years, we have made significant strides across these focus areas, successfully achieving the majority of our goals and driving measurable impact. The underlying initiatives fostered meaningful improvements in our operations, patient care, and community engagement. Updates on our final progress against these goals will be available on our Community Care website at www.davita.com/communitycare.1

External Recognition in 2025
–Dow Jones Best-in-Class Indices: For eight consecutive years, DaVita has been recognized by the Dow Jones Best-in-Class Indices, formerly known as the Dow Jones Sustainability Indices, for its performance in regard to select sustainability criteria.
–CDP (formerly known as Carbon Disclosure Project): DaVita discloses its Climate Change and Water Security impact(s) through CDP, a global non-profit that runs the world's leading environmental disclosure platform. DaVita was named to the CDP climate change "A" List in 2025, receiving the highest possible score.
–America's Climate Leaders: DaVita was recognized in USA Today's America's Climate Leaders list. The list recognizes U.S. companies that have demonstrated the greatest reduction in emission intensity.
1Website references throughout this Proxy Statement are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this Proxy Statement.

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Corporate Governance
2025 ESG Achievements

–8,000+ DaVita patients received a kidney transplant
–40,000+ people participated in a Kidney Smart class, our no-cost kidney disease education program, which is available in over 13 languages
–We worked with national organizations, including the YMCA and the American Diabetes Association ("ADA"), to expand access to education and prevention resources for chronic kidney disease and related conditions

–400+ teammates were pursuing an Associate Degree in Nursing, funded by DaVita, as part of our Bridge to Your Dreams program
–We are proud to have achieved a teammate engagement score of 85% in 2025

–We achieved our goal of powering 100% of our global operations with renewable energy via our virtual power purchase agreements
–90 million+ gallons of water were saved through ongoing water efficiency projects

–The 2025 DaVita Health Tour provided thousands of community members across the U.S. with free screenings and education focused on kidney health
–Through a sponsorship of the ADA, DaVita and the ADA provided digital educational content aimed at helping those living with diabetes prevent and manage kidney disease
–Through support from the DaVita Giving Foundation, the Food is Medicine Coalition provided 23,000+ medically tailored meals to people with food insecurity and medical nutrition needs, including individuals living with end stage kidney disease

–8 out of 9 members of our Board are independent under New York Stock Exchange Independence Standards
–99.9% of U.S. teammates and directors completed annual compliance training in 2025

2030 Goals: To demonstrate our continued commitment to our Trilogy of Care – Caring for Our Patients, Each Other and Our World, we have established a new set of aspirational goals in each category for 2030. These goals will be available this spring on our Community Care website at www.davita.com/communitycare. These new goals reflect our enduring dedication to advancing our corporate citizenship initiatives, continuing to leverage external reporting frameworks, such as SASB and CDP, where appropriate. While we recognize the ambitious nature of these goals and the potential challenges in achieving them within the targeted timeframes, we believe deeply in the value of striving for them to help drive meaningful impact.
Our 2025 Community Care Report will be available this spring at www.davita.com/communitycare.

Ongoing Stockholder Outreach
The Company values its stockholders and their perspectives, and we regularly engage with our investors on a variety of topics. In particular, our corporate governance practices, corporate responsibility and sustainability initiatives, Board composition, political spending disclosures, and executive compensation practices are each informed by dialogue with our stockholders. Our Board and management team take a long-term view toward stockholder engagement, and as a result, we have maintained a practice of routinely meeting with our stockholders in a number of forums to encourage ongoing engagement. For example, in addition to our governance and sustainability-focused engagement that is further detailed below, our investor relations team and members of our senior management team, including our CEO and CFO, regularly communicate with investors, market participants, and potential investors in connection with quarterly earnings calls, investor and industry conferences, analyst meetings and other individual discussions with stockholders.
Our Year-Round Stockholder Engagement Program

JULY - SEPTEMBER	OCTOBER - JANUARY
–Review and summarize feedback from prior Annual Meeting engagement cycle and determine next steps.

–Prioritize post-Annual Meeting investor engagement focus areas.

–Share feedback with members of the Board for consideration, and as appropriate, incorporation.

–Conduct meetings with our largest stockholders to inform reviews of our corporate governance, executive compensation and corporate responsibility and sustainability initiatives.

–Share feedback with members of the Board for discussion and consideration.

MAY - JUNE	FEBRUARY - APRIL
–Ahead of Annual Meeting, conduct engagement with investors to answer any questions and obtain stockholder feedback on proxy matters.
–Consider and incorporate, as appropriate, feedback from engagement in designing our executive compensation program, corporate governance practices, Annual Meeting planning and corporate social responsibility and sustainability initiatives.

2025 - 2026 Stockholder Engagement
Following our 2025 Annual Meeting, we continued with our year-round engagement efforts to solicit feedback from stockholders. The meetings included some combination of Pamela Arway, our independent Board Chair; Barbara Desoer, Chair of the Compensation Committee; Chief Compliance Officer ("CCO"); Group Vice President, Investor Relations and Capital Markets; Corporate Secretary; and Group Vice President, Compensation.
Since our 2025 Annual Meeting1:

We reached out to stockholders representing 78% of shares outstanding	We engaged with stockholders representing 59% of shares outstanding
1Calculations relating to all stockholder outreach statistics were performed using holders of shares of DaVita common stock ("Common Stock") outstanding as of September 30, 2025.

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Corporate Governance
Key Topics Discussed With Stockholders in 2025-2026

Company Strategy & Operations	Corporate Governance	Executive Pay & Performance
AI & Cybersecurity	Board Education & Evaluation	Teammate Engagement
Sustainability	Governance & Oversight of Technology & Innovation	Human Capital Management

Communications with the Board
Any interested party who desires to contact the Board Chair may do so by sending an email to independentchair@davita.com. In addition, any interested party who desires to contact the Board or any member(s) of the Board may do so by writing to: Board of Directors, c/o Corporate Secretary, DaVita Inc., 2000 16th Street, Denver, Colorado 80202. Copies of any such written communications received by the Corporate Secretary will be provided to the full Board or the appropriate member(s) unless they are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s).

Annual Meeting of Stockholders Attendance
We do not have a policy requiring that directors attend the Annual Meeting of Stockholders. Our CEO and director, Javier Rodriguez, led the 2025 Annual Meeting, which was held virtually, and two additional members of the Board were also in attendance at the 2025 Annual Meeting.

Information Regarding the Board and its Committees
The Board has established the following standing Committees: the Audit Committee, the Nominating and Governance Committee, the Compensation Committee, and the Compliance and Quality Committee. As required by the NYSE Listing Standards and U.S. Securities and Exchange Commission ("SEC") rules, all members of the Audit Committee, the Nominating and Governance Committee, and the Compensation Committee are independent in accordance with the NYSE Independence Standards. All members of our Compliance and Quality Committee are also independent in accordance with the NYSE Independence Standards.
The Board met eight times during 2025. On average, our Director Nominees attended 96% of all meetings of the Board and Board Committees on which they served that were held during the time they served as a director or committee member in 2025.

Committees of the Board
The following sets forth our current Board Committees and membership, and describes certain key functions of each Committee of our Board. The charter for each of our Committees is available on the Corporate Governance section of our website, located at www.davita.com/about/corporate-governance.

Principal Functions of the Committee
AUDIT COMMITTEE Jason M. Hollar, Chair Barbara J. Desoer Adam H. Schechter Wendy L. Schoppert Meetings in 2025: 8
–Monitors and oversees the quality and integrity of our consolidated financial statements and related footnotes and other related disclosures
–Oversees the independence, qualifications and performance of our independent registered public accounting firm, including a review of the scope and results of their audit, as well as the performance of our internal audit function
–Appoints and engages our independent registered public accounting firm, and pre-approves the firm’s annual audit services, including related fees, audit-related services, and all other services in accordance with our pre-approval policy and rules and regulations promulgated by the SEC
–Together with the Compliance and Quality Committee, assists the Board with oversight of compliance with legal and regulatory requirements
–Oversees the effectiveness of our disclosure controls and procedures and compliance with ethical standards
–Oversees our policies and programs with respect to enterprise risk assessment and enterprise risk management ("ERM"), including the risks related to privacy, data security (including, for the avoidance of doubt, cybersecurity) and AI
–Oversees the process for determining our disclosure required with respect to cybersecurity incidents in the Company’s filings with the SEC
–Provides an avenue of communication among the independent registered public accounting firm, management, internal audit department and the Board
–Prepares the Audit Committee report required to be included in our Annual Report on Form 10-K or Proxy Statement
–Considers related party transactions for approval, or recommends such approval by the disinterested members of the Board
–Periodically reviews and discusses with management the Company’s emergency preparedness and disaster recovery plans and capabilities

All members of the Audit Committee are (a) “independent” under the NYSE Independence Standards and the NYSE’s heightened independence requirements for audit committee members and (b) “financially literate” under the listing standards of the NYSE. Each of Mr. Hollar and Ms. Schoppert qualifies as an “audit committee financial expert” within the meaning of SEC rules.

NOMINATING AND GOVERNANCE COMMITTEE* Phyllis R. Yale, Chair Pamela M. Arway Gregory M. Moore, M.D., Ph.D. Dennis W. Pullin Meetings in 2025: 3
–Oversees the composition, structure, operation and evaluation of the Board and its Committees
–Oversees the process for evaluating the independence, contribution, time commitments and effectiveness of incumbent Board members
–Oversees procedures for stockholders and other interested parties to communicate with the Board
–Reviews and makes recommendations to the Board about our governance principles and policies, and monitors compliance with adopted principles and policies
–In coordination with the Board, identifies, evaluates and recommends candidates for nomination, appointment or election to the Board and candidates to fill Board vacancies
–Makes recommendations to the Board regarding the membership and chairs of the Committees of the Board
–Reviews the Company’s activities, policies and programs related to environmental, sustainability and governance matters, including corporate environmental and social responsibility matters, with such review to include, among other things, considering the impact of such activities, policies and programs on the Company, its teammates and the communities in which it operates and the Company’s progress related to such activities, policies and programs
–Oversees continuing education of the Board and orientation of new Board members to the Company and its business
–Oversees the Company’s Policy Regarding Political and Lobbying Expenditures, including review of the Company’s corporate political contributions, lobbying activities and trade association payments, and regularly monitors risks related to the Company’s political activities (including those of The DaVita Inc. Political Action Committee)

All members of the Nominating and Governance Committee are “independent” under the NYSE Independence Standards.

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Corporate Governance

Principal Functions of the Committee
COMPENSATION COMMITTEE Barbara J. Desoer, Chair Pamela M. Arway Adam H. Schechter Wendy L. Schoppert Meetings in 2025: 4
–Establishes an executive compensation philosophy designed to be aligned with the Company's long-term interests and those of our stockholders
–Reviews, as appropriate, feedback on the Company’s executive compensation program received through the Company’s stockholder outreach program and the results of any advisory stockholder votes on executive compensation and considers whether to recommend adjustments to the Company’s executive compensation policies and practices as a result of such feedback or voting results
–Evaluates and approves compensation plans, programs and policies related to our executive officers
–Annually reviews and approves the goals and objectives and summary performance of our executive officers other than the CEO, and makes compensation decisions that are aligned with the performance of each executive officer
–Annually reviews and approves the annual and long-term corporate goals and objectives applicable to compensation for our CEO, evaluates our CEO’s performance in light of those goals and objectives, and determines and approves, subject to ratification by the independent members of the Board, all elements of our CEO’s total compensation based on this evaluation
–Oversees the administration by the Board of our equity or other incentive award plans applicable to executive officers, including the stock ownership requirements applicable to our CEO, senior executives and directors
–Oversees the administration by the Board of our non-employee director compensation program to ensure that the Board is compensated in a competitive and fair manner, and that such compensation is aligned with the long-term interests of our stockholders
–Reviews and discusses with management our annual Compensation Discussion and Analysis disclosures to determine whether to recommend to the Board that it be included in our Annual Report on Form 10-K and Proxy Statement
–Has sole authority and discretion to retain or replace its independent compensation consultant, legal counsel and other advisors, and is directly responsible for hiring, overseeing and compensating such advisors
–Oversees our compliance with SEC rules and regulations regarding stockholder approval of certain executive compensation matters
–Oversees the Company's assessment of risk related to the Company's compensation plans, programs and policies
–In coordination with the Board, and as a supplement to the Board’s oversight, periodically discusses reports from management regarding the development, implementation and effectiveness of the Company’s policies and strategies relating to its human capital management function
–May form and delegate any responsibilities, including those described above, to a subcommittee of one or more Board members
All members of the Compensation Committee are (a) "independent" under the NYSE Independence Standards and the NYSE’s heightened independence requirements for compensation committee members and (b) "nonemployee directors" under Rule 16b-3 of the Securities Exchange Act of 1934 (the "Exchange Act").

COMPLIANCE AND QUALITY COMMITTEE* Gregory J. Moore, M.D., Ph.D., Chair Dennis W. Pullin Phyllis R. Yale Meetings in 2025: 4
–Reviews and oversees compliance with applicable healthcare laws, regulations, and guidance governing the conduct of dialysis providers, including federal healthcare regulatory program requirements
–Oversees and monitors the effectiveness of our healthcare regulatory compliance program, reviews healthcare regulatory compliance risk, and reviews the steps management is taking to monitor, control and report these risk exposures
–Together with the Audit Committee, assists the Board with oversight of ERM and healthcare, legal, regulatory, and anti-corruption compliance
–Has primary responsibility for oversight of healthcare regulatory compliance requirements and ensuring proper communication of healthcare regulatory compliance issues to the Board
–Meets regularly in executive sessions with our CCO to discuss, among other things, our compliance program and to receive an update on compliance activities initiated or completed during the quarter
–Assists the Board with the general oversight of the Company’s patient safety and clinical quality of care programs and monitors the Company’s performance in this regard
–Reviews clinical quality, safety and clinical services metrics and priorities
–Reviews processes relating to scientific, clinical and regulatory quality performance benchmarks
–Meets regularly in executive session with the Chief Medical Officer to discuss, among other things, the clinical quality of care program and to receive an update on quality activities initiated or completed during the quarter
–Remains informed regarding investigations of any complaints that raise material and substantiated concerns we are not complying with applicable laws or regulations related to healthcare program requirements, anti-corruption or patient safety
All members of the Compliance and Quality Committee are “independent” under the NYSE Independence Standards.

*Charles G. Berg served as a member of the Nominating and Governance Committee and the Compliance and Quality Committee until the Company's 2025 Annual Meeting of Stockholders on June 5, 2025, at which time he stepped down from the Board and all Committee service.

Risk Oversight

Our Board oversees our enterprise-wide approach to risk management and has identified the following key components of risk management:
–Identifying potential risks that we face
–Assessing the likelihood and potential impact of the risks
–Adopting strategies and controls designed to manage the risks to be within an acceptable level
–Reporting on a regular basis regarding the assessment and management of the risks
–Monitoring these potential risks on a regular basis

Monitor
Identify
Risk Oversight
Assess
Report
Manage

Our ERM team leads this risk management process, and evaluates risks to the enterprise on short-, intermediate- and long-term bases. Our ERM team reports to our management ERM Committee, a group comprised of members of senior management who meet on a regular basis to oversee the performance of these risk management functions. We assess risks using a probability-magnitude lens, with shorter and intermediate term risks generally given greater weight. We prioritize mitigating activities on shorter and intermediate term risks, but also use risk analyses and oversight to proactively incorporate mitigating activities into our long-term strategy. The ERM process reflects a Company-wide effort designed to identify, assess, manage, report and monitor enterprise risks and risk areas. This effort includes the Company's Enterprise Risk Services ("Internal Audit"), Sarbanes-Oxley ("SOX"), Compliance Audit, Legal and IT Security teams, among others.

In addition, the Company regularly retains outside advisors to advise on a range of strategic purposes, including for cybersecurity matters, privacy and information security incident readiness, Internal Audit and Compliance Audit quality assessment reviews, and compliance program evaluations, among other things.

As part of the ERM process:
–Key leaders across the enterprise are interviewed and surveyed to identify potential risks and assist with the monitoring of those identified risks;
–The Audit Committee, which is composed of independent directors, oversees the Company's ERM program, and the Audit Committee and the Board each receive and discuss ERM reports on a regular basis, with the Audit Committee receiving ERM reports regularly and the full Board generally receiving such reports no less than annually;
–The Compliance and Quality Committee, which is composed of independent directors, oversees the Company's processes to identify and seek to mitigate clinical, legal, and compliance enterprise risks; and
–The Audit Committee and Compliance and Quality Committee each meet regularly with our CLO and CCO in connection with fulfilling these responsibilities.

The ERM process is incorporated into our disclosure controls and procedures. Representatives of each of our ERM, Legal, Internal Audit and Compliance Audit teams sit on the Company’s management Disclosure Committee, which is responsible for, among other things, the design and establishment of disclosure controls and procedures to help ensure the timeliness, accuracy and completeness of our corporate disclosures. The aforementioned interviews and surveys with key leaders across the enterprise are administered by the Disclosure Committee on a quarterly basis.

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Corporate Governance
Privacy, Data and Cybersecurity

When assessing key privacy, data and cybersecurity risks, the Company adopts a hybrid approach that is designed to align primarily with the National Institute of Standards and Technology (“NIST”) Cybersecurity Framework (CSF) 2.0 (2024) ("NIST Cybersecurity Framework"), including the guidance set forth in the NIST "Special Publication (SP) 800-66r2 (Revision 2). The Company also adopts certain elements of Implementing the Health Insurance Portability and Accountability Act ("HIPAA") Security Rule: A Cybersecurity Resource Guide, while also evaluating, where appropriate, against certain elements of the International Standards Organization ("ISO") ISO/IEC 27001:2002 "Information security, cybersecurity and privacy protection - Information security management systems - Requirements" and ISO/IEC 27002:2002 "Information security, cybersecurity and privacy protection - Information security controls" that management believes provide additional reasonable levels of guidance or structure. We regularly evaluate the Company’s cybersecurity and privacy processes and procedures, both through regular audits by our Internal Audit and IT Security teams, as well as regular retention of outside advisors under the direction of our IT Security and Privacy teams. Among other things, in recent years we have conducted annual cybersecurity and privacy tabletop exercises, and an external third-party review at least every two years that evaluates the maturity of our cybersecurity program against components of the NIST Cybersecurity Framework and provides an assessment that measures Capability Maturity Model Integration levels. Consideration of cybersecurity risk to the Company also is integrated into our ERM process.

As part of its oversight responsibilities, the Audit Committee monitors privacy, data and cybersecurity as specific risk areas and regularly reports to the Board on these topics. Three of our Board members, Mr. Schechter, Dr. Moore and Ms. Schoppert, with Mr. Schechter and Ms. Schoppert serving as members of the Audit Committee, individually hold a NACD CERT Certificate in Cyber-Risk Oversight. For information regarding our other directors with expertise in technology and cybersecurity matters, please see the section titled "Corporate Governance—Director Nominee Skills and Composition Matrix" above.

As part of the Company's oversight function:
–The Audit Committee reviews and discusses key privacy, AI, data and cybersecurity risk exposures with management, and generally receives reports on these risks from the ERM team and the Chief Information Officer ("CIO") or their respective designees on a quarterly basis;
–These reports to the Audit Committee include reports on regularly-conducted external and internal audits of information security matters;
–The Company’s Privacy Office creates, updates and implements policies, procedures, and training that are designed to support compliance with privacy laws and requirements in the countries in which we do business;
–The Privacy Office, with the assistance of Internal Audit and the CIO, also proactively assesses the nature and severity of privacy risks within the Company and takes steps to help mitigate such risks and, with the CIO, Chief Information Security Officer, and IT Security team, conducts incident response with respect to cybersecurity events that may threaten the privacy and security of personal data, including protected health information, as defined by HIPAA;
–The Chief Privacy Officer, and/or the CLO, periodically updates the Audit Committee on the status of the privacy program;
–Internal Audit provides copies of the results of any privacy, data or cybersecurity audits to the Audit Committee, and reports to the Audit Committee on these results as appropriate; and
–The Company incorporates privacy, data and cybersecurity topics into its annual compliance training materials for all teammates and new hires.

Artificial Intelligence

With respect to governing the responsible use of AI, the Company established an AI Governance Framework designed to align with the NIST AI Risk Management Framework (AI RMF 1.0). This framework is intended to help foster trust and transparency in our technological initiatives by providing a structured approach to identifying, assessing, and managing risks unique to AI.

In recent years, the Company has conducted external third-party reviews that evaluate the maturity of the AI program across multiple domains related to risk management, including, but not limited to AI strategy, governance, culture, and technical capabilities. The Company has considered the feedback from these reviews as it continues to evolve its AI strategy, governance, culture and capabilities amid the backdrop of rapid technological advances and a developing regulatory environment.

The Company has established a cross-functional AI Review Committee to serve as the central body for governing AI initiatives across the enterprise, evolving into a formal body to evaluate AI proposals. The AI Review Committee is a multi-disciplinary review body comprised of Technology, Legal, Compliance, Privacy, and Field and Clinical stakeholders, and is responsible for overseeing the lifecycle of AI deployments. As part of the its commitment to responsible innovation, the Company has adopted formal policies and standards to help provide clear expectations for our teammates’ responsible use of AI tools, and established review and evaluation protocols to help ensure every proposed use of AI undergoes a structured and robust review.

The Audit Committee and Board periodically review and discuss key AI program updates and receive risk-related reports from the CIO or her respective designees as well as reports on AI risks from the ERM team, as appropriate. Internal Audit provides copies of the results of any audits related to our AI program, including AI governance, to the Audit Committee, and reports to the Audit Committee on these results as appropriate. The Company has also incorporated responsible AI topics into its annual compliance training materials for all teammates and new hires.

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Corporate Governance
Select Board and Committee Oversight Areas

The Board regularly receives reports from each of its Committees, which provide detail on risk management issues and management's response. The Board discusses the risk exposures, if any, involved in the reports or recommendations of the Committees, as necessary.

The Nominating and Governance Committee oversees the Company’s Policy Related to Political and Lobbying Expenditures, its public policy priorities and advocacy efforts, and the assessment of any potential risks related to the Company’s political spending.

The Compensation Committee oversees our compensation policies and practices, including whether such policies and practices balance risk-taking and rewards in an appropriate manner as discussed further below.

In coordination with the Board, and as a supplement to the Board’s oversight, the Compensation Committee also helps oversee human capital management, including the Company’s policies and strategies relating to recruiting, retention, career development and progression, teammate engagement, belonging, employment practices and culture.

The Compliance and Quality Committee oversees non-financial compliance risk, including that associated with healthcare and anti-corruption-related requirements.
The Compliance and Quality Committee oversees the Company's compliance programs inclusive of its policies and procedures, training / education, auditing and monitoring programs, enforcement of disciplinary standards and overall culture of compliance.

The Compliance and Quality Committee oversees the Company's clinical care efforts, including the development and implementation of practices, policies and procedures designed to optimize quality and safety of care.

The Audit Committee oversees the financial reporting process, the system of internal control over financial reporting, the audit process and, in coordination with the Compliance and Quality Committee, the Company's process for monitoring compliance with laws and regulations.

The Audit Committee receives reports at each regular meeting from (i) our external auditor on the status of audit activities and findings; (ii) the executive responsible for Internal Audit on the status of the Internal Audit plan, audit results and any action plans implemented in response to audit findings; and (iii) our CLO on matters related to compliance with laws and regulations and ongoing legal matters.

The management ERM committee provides regular ERM reports to the Audit Committee. Representatives of the ESG Steering Committee provide the Audit Committee with regular reports related to disclosure controls and procedures for ESG reporting.

The Audit Committee oversees the Company's Code of Ethics, and risks related to privacy, data, cybersecurity and AI.

The Nominating and Governance Committee oversees the assessment of the Board's composition and structure, and each member of the Board's independence, as well as the effectiveness of our Corporate Governance Guidelines.

The Nominating and Governance Committee reviews the Company’s activities, policies and programs related to environmental, sustainability and governance matters, including corporate environmental and social responsibility matters, with such review to include, among other things, the impact of such activities, policies and programs on the Company, its teammates and the communities in which it operates.

Non-Employee Director Share Ownership Policy
Our Share Ownership Policy for non-employee directors is designed to encourage non-employee directors to acquire and maintain a meaningful financial interest in the Company’s Common Stock over time to enhance and maintain alignment with our stockholders' interests. Shares owned directly are included in the determination of whether established guidelines have been met, and we do not count any unvested restricted stock units ("RSUs") or any 'in-the-money' value of shares underlying vested but unexercised stock-settled stock appreciation rights ("SSARs"). The total net realizable share value retained (the "Ownership Threshold") must have a market value (as defined in the policy) that exceeds the lesser of:
–25% of the total pretax equity award value realized by the Board member from the time the Board member becomes subject to the policy to date in excess of $100,000; and
–Five times the annual Board cash retainer, which for 2025 was $100,000, or $500,000.
Directors who have not achieved their applicable Ownership Threshold are required to retain future acquired shares until the Ownership Threshold is met, subject to certain limited exceptions. As of December 31, 2025, all of our non-employee directors were in compliance with the Ownership Threshold. See the section titled “Compensation Discussion and Analysis — Share Ownership Requirements” for information regarding the share ownership policy applicable to management.
Effective March 15, 2026, on the recommendation of the Compensation Committee, the Board revised the Share Ownership Policy for non-employee directors to simplify the policy. Under the revised policy, the Ownership Threshold is equal to five times the annual Board cash retainer, and non-employee directors whose holdings are below the Ownership Threshold as of the annual compliance measurement date are required to hold 50% of all future acquired shares (including direct stock issuances, or "DSIs") granted by the Company until they achieve the Ownership Threshold. Once a non-employee director achieves the Ownership Threshold they must maintain the requisite number of shares to satisfy such threshold.

Code of Ethics and Code of Conduct
We have a Code of Ethics that applies to our CEO, CFO, Chief Accounting Officer ("CAO"), CLO and all professionals involved in the accounting and financial reporting functions. We also have a Code of Conduct that applies to all of our teammates, officers, the Board, physician partners, and third parties conducting business on behalf of the Company. The Code of Ethics and the Code of Conduct are each available under the Corporate Governance section of our website, located at www.davita.com/about/corporate-governance. If the Company amends or waives the Code of Ethics or the Code of Conduct with respect to our CEO, CFO, CAO, CLO, or persons performing similar functions, we will disclose the amendment or waiver at the same location on our website.

Insider Trading Policy
The Company has adopted an Insider Trading Policy and related procedures governing the purchase, sale, and/or other dispositions of the Company’s securities and certain transactions involving securities of third parties by directors, officers, and other teammates, or the Company itself, that are reasonably designed to promote compliance with insider trading laws, rules and regulations, and the NYSE Listing Standards.
Under our Insider Trading Policy, except in accordance with approved trading plans adopted pursuant to Exchange Act Rule 10b5-1, pre-clearance by our CLO is required for equity and certain benefit plan transactions entered into by our executive officers, directors and certain other senior-level teammates. In addition, quarterly trading blackouts are imposed under the Insider Trading Policy upon our directors, executive officers and certain other teammates who are deemed to have access to the Company’s financial results prior to their becoming final and being publicly disclosed. The Insider Trading Policy also permits the Company to institute additional trading blackout periods or other pre-clearance requirements, as deemed appropriate.

Notice of 2026 Annual Meeting and Proxy Statement	22

Corporate Governance
Hedging and Pledging
The Insider Trading Policy restricts certain other lawful conduct that may not be aligned with our stockholders’ best interest. For example, the Insider Trading Policy prohibits hedging transactions for all those subject to the policy, which includes all directors, executive officers and DaVita teammates, and prohibits pledging transactions by our directors, executive officers and all other teammates at the vice president level and above.

Proposal 2 Ratification of the Appointment of our Independent Registered Public Accounting Firm
Independent Registered Public Accounting Firm
The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026. Representatives of KPMG LLP are expected to attend the 2026 Annual Meeting virtually and will be available to respond to appropriate questions and to make a statement if they so desire. If KPMG LLP should decline to act or otherwise become incapable of acting, or if KPMG LLP’s engagement is discontinued for any reason, the Audit Committee will appoint another independent registered public accounting firm to serve for fiscal year 2026. Although we are not required to seek stockholder ratification of this appointment, the Board believes that doing so is consistent with corporate governance best practices. If the appointment is not ratified, the Audit Committee will explore the reasons for the unfavorable vote and will reconsider the appointment.
The Audit Committee and the Board recommend a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2026.
The following table sets forth the aggregate professional fees billed to us for the years ended December 31, 2025 and 2024 by KPMG LLP:

	2025	2024
Audit fees[1]	$5,089,257	$4,839,235
Audit-related fees[2]	$708,565	$688,600
Tax fees[3]	$2,164,031	$2,379,222
All other fees	$100,000	$—
Total	$8,061,853	$7,907,057
1Includes aggregate fees for the audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting included in our Form 10-K and the three quarterly reviews of our condensed consolidated financial statements included in our Form 10-Qs and other SEC filings. In addition, audit fees include statutory audits in several countries outside of the U.S. where we conduct operations through our international subsidiaries.
2Includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported as “Audit Fees.” The audit-related fees in 2025 and 2024 include fees for an audit of a majority-owned entity and other domestic audits not related to the consolidated financial statements.
3Includes fees for professional services rendered for tax compliance totaling $1,736,607 and $2,203,335 for 2025 and 2024, respectively, with the remainder primarily for technical tax advice.

Pre-approval Policies and Procedures
Under its pre-approval policy, the Audit Committee is required to pre-approve the audit, audit-related, tax and all other services provided by KPMG LLP, in order to ensure that the provision of such services does not impair the auditor’s independence. The Audit Committee pre-approved all such services in 2025 and concluded that such services performed by KPMG LLP were compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Notice of 2026 Annual Meeting and Proxy Statement	24

Proposal 3 Advisory Vote to Approve Named Executive Officer Compensation
As required by Section 14A of the Exchange Act, we are providing stockholders with a proposal to approve, on an advisory basis, the compensation of our named executive officers ("NEOs") as disclosed in this Proxy Statement in accordance with SEC rules, commonly referred to as a “say-on-pay" vote.
Since the first say-on-pay vote of stockholders at our 2011 Annual Meeting of Stockholders, we have held a say-on-pay vote annually and in 2023, our stockholders voted in favor of maintaining this "annual" frequency. Accordingly, following the say-on-pay vote at our 2026 Annual Meeting, the next say-on-pay vote will be held at our 2027 Annual Meeting. The next stockholder vote on the frequency of our advisory say-on-pay vote is expected to be held at our 2029 Annual Meeting of Stockholders.
We believe that our executive compensation program is reasonable, competitive and strongly focused on pay-for-performance principles. Our executive compensation program is designed to align the interests of our executives with the short- and long-term interests of our stockholders. Our incentive criteria focus on performance-based compensation that aligns with strategic, operational and financial objectives that we believe support the creation of long-term stockholder value. See the section entitled "Compensation Discussion and Analysis — Overview — Our Executive Compensation Structure" below for details.
This proposal gives our stockholders the opportunity to express their views on the overall compensation of our NEOs and the compensation philosophy, policies and practices described in this Proxy Statement.
For the reasons discussed above and as further described in the "Compensation Discussion and Analysis" section of this Proxy Statement, we are asking our stockholders to indicate their support for our NEO compensation by voting FOR the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC (which disclosure includes the sections titled "Compensation Discussion and Analysis," "Executive Compensation — 2025 Summary Compensation Table" and the other related tables and disclosure).”
The say-on-pay vote is an advisory vote only, and therefore it will not bind the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee will consider the voting results, as appropriate, when making future decisions regarding executive compensation, as they did following the 2025 Annual Meeting and each Annual Meeting of Stockholders since 2011.

The Board recommends a vote FOR the approval of the advisory resolution relating to the compensation of our NEOs as disclosed in this Proxy Statement.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information regarding the ownership of our Common Stock as of March 31, 2026 (except as noted) by (a) all persons known by us to own beneficially more than 5% of our Common Stock, (b) each of our directors and NEOs, and (c) all of our directors and executive officers as a group. We know of no agreements among our stockholders that relate to voting or investment power over our Common Stock or any arrangement that may at a subsequent date result in a change of control of the Company.

Name and address of beneficial owner[1]	Number of shares beneficially owned	Percentage of shares beneficially owned
Warren E. Buffett[2] Berkshire Hathaway Inc. 3555 Farnam St. Omaha, NE 68131	30,100,585	45.5%
BlackRock, Inc.[3] 50 Hudson Yards New York, NY 10001	3,994,011	6.0%
Directors and Executive Officers:
Javier J. Rodriguez	845,144	1.3%
Joel Ackerman[4]	161,547	*
David P. Maughan	47,078	*
Kathleen A. Waters[5]	106,294	*
James O. Hearty[6]	31,274	*
Pamela M. Arway	26,695	*
Barbara J. Desoer	13,771	*
Jason M. Hollar	6,355	*
Gregory J. Moore, M.D., Ph.D.	7,563	*
Dennis W. Pullin	2,421	*
Adam H. Schechter	5,442	*
Wendy L. Schoppert	3,637	*
Phyllis R. Yale	14,313	*
All directors and executive officers as a group (14 persons)[7]	1,271,564	1.9%
*    Amount represents less than 1% of our Common Stock.
1Unless otherwise set forth in the table above, the address of each beneficial owner is 2000 16th Street, Denver, Colorado, 80202.
2Based on information contained in the Schedule 13D/A dated February 13, 2025, filed by Berkshire Hathaway Inc. ("Berkshire"), a diversified holding company which Mr. Buffett may be deemed to control, as supplemented by the Form 4, Statement of Beneficial Ownership, filed with the SEC on February 2, 2026, Berkshire and Mr. Buffett may be deemed to beneficially own, and share voting and dispositive power with respect to these shares, which include shares beneficially owned by certain subsidiaries of Berkshire as a result of being a parent holding company or control person. The percentage of shares beneficially owned as reported for Mr. Buffett was calculated by the Company as of March 31, 2026 using the total shares outstanding as of that date.
3Based solely upon information contained in Amendment No. 9 to Schedule 13G filed with the SEC on April 25, 2025, BlackRock, Inc., an investment advisor, has sole voting power with respect to 3,668,948 shares and sole dispositive power with respect to 3,994,011 shares. The percentage of shares beneficially owned as reported for BlackRock, Inc. was calculated by the Company as of March 31, 2026, using the total shares outstanding as of that date.
4Includes 12,156 shares issuable upon the exercise of SSARs, which are exercisable as of March 31, 2026, as determined based on the closing price per share of our Common Stock of $153.69 on March 31, 2026.
5Includes 4,457 shares issuable upon the exercise of SSARs, which are exercisable as of March 31, 2026, as determined based on the closing price per share of our Common Stock of $153.69 on March 31, 2026.

Notice of 2026 Annual Meeting and Proxy Statement	26

Security Ownership of Certain Beneficial Owners and Management
6Includes 1,621 shares issuable upon the exercise of SSARs, which are exercisable as of March 31, 2026, as determined based on the closing price per share of our Common Stock of $153.69 on March 31, 2026.
7Includes 18,234 shares issuable upon the exercise of SSARs, which are exercisable as of March 31, 2026, as determined based on the closing price per share of our Common Stock of $153.69 on March 31, 2026. This group disclosure includes directors, nominees and current executive officers.

Information About Our Executive Officers

Joel Ackerman, 60 Chief Financial Officer and Treasurer	Christopher Berry, 51 Chief Accounting Officer	James O. Hearty, 57 Chief Compliance Officer

David P. Maughan, 49 Chief Operating Officer, DaVita Kidney Care	Javier J. Rodriguez, 55 Chief Executive Officer	Kathleen A. Waters, 58 Chief Legal and Public Affairs Officer

Set forth below is a brief description of the business experience of all executive officers other than Mr. Rodriguez, who is also a Director Nominee and whose business experience is set forth above in the section of this Proxy Statement titled “Biographies of our Director Nominees."
Joel Ackerman became our CFO in February 2017. Effective April 2019, Mr. Ackerman was also appointed to serve as our Treasurer. Prior to joining us, Mr. Ackerman was the CEO and a member of the Board of Directors of Champions Oncology, Inc., a publicly traded company engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs, since October 2010. Mr. Ackerman continued to serve as the Chairman of the Board of Champions Oncology until 2025 and continues to serve as a member of its Board. Mr. Ackerman served as a Managing Director at Warburg Pincus, a global private equity firm, where he led the healthcare services team for nearly 10 years from January 1999 to September 2008. He served on the Board of Directors at Kindred Healthcare, Inc., a healthcare services company, from December 2008 to July 2018 and served on the Board of Directors of Coventry Health Care, Inc., a national managed care company, from September 1999 until its acquisition by Aetna Inc. in May 2013.

Christopher Berry joined DaVita as Group Vice President, Accounting in August 2023 and became our CAO in September 2023. Mr. Berry was the Senior Vice President and CAO at Sonder Holdings Inc. (“Sonder”), a publicly traded hospitality company, from August 2022 to August 2023. He also previously served as Sonder’s Interim Principal Financial Officer from January 2023 to March 2023. Prior to joining Sonder, Mr. Berry held various roles at Alaska Air Group, Inc., a publicly traded airline holding company, serving as Vice President, Corporate Controller, and CAO from February 2017 to April 2022, Managing Director of Accounting, Corporate Controller and Principal Accounting Officer from February 2014 to February 2017, Managing Director, Investor Relations from October 2010 to February 2014, and Director, Financial Reporting and Accounting from March 2005 to October 2010.
James O. Hearty became our enterprise CCO in March 2018. From September 2015 to March 2018, he served as our Senior Vice President and CCO - Kidney Care, and, prior to that, from February 2012 to August 2015, he served as Vice President, Associate General Counsel. Prior to joining DaVita, he was a prosecutor and trial attorney with the U.S. Department of Justice ("DOJ") for 14 years. He started in the Civil Division of the DOJ in Washington D.C. and four years later became an Assistant U.S. Attorney in the U.S. Attorney’s Office for the District of Colorado. Mr. Hearty held several leadership positions at the U.S. Attorney’s Office, including Deputy Chief of the criminal division.
David P. Maughan became our COO, DaVita Kidney Care in September 2024. Prior to this role, Mr. Maughan served as Senior Vice President of DaVita Kidney Care, from November 2019 to September 2024, with expansive responsibilities including oversight of Hospital Services and national Home businesses as well as a range of key business functions, such as human resources, talent strategy, IT, state government affairs, marketing and communications. Since joining the company in 2006, Mr. Maughan has served in a number of leadership roles with increasing operational responsibilities. Prior to joining DaVita, he worked at Goldman Sachs in both New York City and London. Mr. Maughan received his undergraduate degree from Brigham Young University and received his MBA from the Harvard Business School.

Notice of 2026 Annual Meeting and Proxy Statement	28

Information About Our Executive Officers
Kathleen A. Waters joined the Company in May 2016 as the Chief Legal Officer. She became the Company’s Chief Legal and Public Affairs Officer in February 2021 and currently oversees all legal and regulatory functions for the enterprise as well as federal and state government affairs. Prior to joining the Company, Ms. Waters was General Counsel and Secretary of Health Net, Inc., a publicly traded managed care organization. Prior to Health Net, Ms. Waters was in private practice at various law firms including at Morgan, Lewis & Bockius LLP from 2003 to 2015, where she served, among other roles, as the co-chair of the healthcare group.
None of the executive officers has any family relationship with any other executive officer or with any of our directors.

Compensation Discussion and Analysis

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Compensation Discussion and Analysis
This Compensation Discussion and Analysis (the “CD&A”) describes our 2025 executive compensation program for the following named executive officers, or NEOs:

NEO	TITLE
Javier J. Rodriguez	Chief Executive Officer
Joel Ackerman	Chief Financial Officer and Treasurer
David P. Maughan	Chief Operating Officer, DaVita Kidney Care
Kathleen A. Waters	Chief Legal and Public Affairs Officer
James O. Hearty	Chief Compliance Officer
Overview
DaVita's Operational and Financial Highlights
DaVita's performance in 2025 highlighted the strength and resiliency of our business. We delivered on our commitment of adjusted operating income growth in-line with our long-term trajectory, despite a decline in treatment volume related to three distinct headwinds — a hurricane-disrupted supply chain, a historically severe flu season, and a cyber security incident. Operating and financial highlights for 2025 include the following:
•Exceptional clinical care, including gains in optimal treatment starts, patient activation and behavioral health support, led to 9% stronger Total Quality Scoring and an outsized representation in the High Performers Pool within the latest performance data from CMMI's Comprehensive Kidney Care Contracting.1
•Operating income of $2,044 million and adjusted operating income of $2,094 million2.
•Earnings per share from continuing operations of $9.51 and adjusted earnings per share from continuing operations of $10.782.
•Operating cash flows of $1,887 million and free cash flows of $1,024 million2.
•Consolidated patient census growth of 5%, driven by international acquisitions, including the expansion of our footprint in Brazil.
•U.S. dialysis revenue grew 4% through an increase in average patient services revenue per treatment of $18 that was driven in part by the successful transition of phosphate binders as a dialysis benefit.
•Integrated Kidney Care (IKC) revenue grew by 8% and IKC operating income improved $40 million, which resulted in positive full year operating income for the first time in IKC history.
•Revenue in our International business grew 38%, primarily driven by recent acquisitions in Latin America.
•Repurchased 12.7 million shares of our Common Stock for aggregate consideration of $1,788 million, and a 15% net reduction in our outstanding share count year-over-year.
•Purchased $4,750 million notional amount of forward interest rate caps over three years to help shield our exposure to significant interest rate increases.

1 Reflects performance in 2024.
2 For definitions and reconciliations of adjusted operating income, adjusted earnings per share from continuing operations, and free cash flows,     see the "Reconciliation of Non-GAAP Measures" in Annex A.

2025 Compensation Highlights
We remained consistent in our emphasis on pay-for-performance and generally received strong support from our stockholders on our executive compensation program, both through voting results at the 2025 Annual Meeting and our ongoing stockholder engagement program.

2025 STI Program Payouts	Our 2025 short-term incentive program ("STI Program") was designed to align executive compensation with the Company’s financial results and stockholder interests. Consequently, performance for 2025 resulted in payouts of approximately 91% to 95% of target, depending on individual NEO results for the custom strategic objectives
2025 LTI Program Awards
Equity awards granted to NEOs under our 2025 long-term incentive ("2025 LTI Program") program were:
•60% performance-based restricted stock units ("PSUs"), with performance measured on a cumulative three-year basis (and metrics based on adjusted earnings per share ("Adjusted EPS") and relative total shareholder return ("Relative TSR")
•20% RSUs subject to back-loaded time-based vesting over three and four years (50% each year), respectively
•20% SSARs subject to the same back-loaded time-based vesting schedule as the RSUs

2022 PSUs	PSUs granted in 2022 with a performance period covering 2025 vested at 81% of target, based on the weighted average of Adjusted EPS performance achieved at 70% of target and Relative TSR performance achieved at 114% of target
2023 PSUs	PSUs granted in 2023 with a cumulative performance period ending in 2025 vested at 186% of target, based on the weighted average of Adjusted EPS performance achieved at 200% of target and Relative TSR performance achieved at 143% of target

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Our Executive Compensation Structure
In determining each of the compensation elements for our executive compensation program, the Compensation Committee considers, among other things, the overall targeted compensation to be delivered to the executive officers, placing a greater emphasis on variable (or “at-risk”) compensation elements and a lower emphasis on other compensation elements, such as base salary, retirement benefits and the expected cost of perquisites. The following charts illustrate the allocation of the total target direct compensation that our CEO and the other NEOs (on average) are eligible to earn, including annual bonus at target, and in the case of the LTI awards, those that were granted in 2025 (and do not include any Company matching retirement benefits or the value of any perquisites).

Compensation Elements
We believe it to be in the best interests of our stockholders to have an executive compensation program that includes a blend of fixed and at-risk compensation, including short- and long-term compensation, and that emphasizes a pay-for-performance culture. The following table generally summarizes the key elements of our executive compensation program in 2025.

Base Salary	Short-Term Incentive Program	Long-Term Incentive Program
It is appropriate that some portion of compensation be in a form that is fixed to provide executives with a stable level of income. Base salaries are reviewed for adjustment periodically based on individual performance, changes to portfolio of responsibilities and comparative market data, among other things.
Performance Measures
•70% Financial: Adjusted Operating Income and Adjusted Free Cash Flow

•Strategic Objectives:[1]
◦Operational and sustainability-related factors (21%)
◦Custom goals for each NEO (9%)

•Payout 0% to 200% of target

		60% PSUs	20% RSUs	20% SSARs

•Performance criteria 75% Adjusted EPS, 25% Relative TSR as compared to the constituents of the S&P Health Care Services Select Industry Index
•Payout 0% to 200% of target
•Performance is measured over a three-year performance period

			•RSUs vest 50% on each of the third and fourth anniversaries of the grant date	•SSARs vest 50% on each of the third and fourth anniversaries of the grant date •SSARs expire after five years
1Our business and finance teams closely collaborate with our legal and compliance teams, and DaVita has processes, policies/guidance and education in place as guardrails to support appropriate performance and incentives, including the performance and initiative behind these Strategic Objectives. For example, our policy is that modality selection (i.e., Home vs. In-Center) and other decisions related to a patient’s care are always made by the attending nephrologist and patient, and provided pursuant to a physician’s order. This footnote and policy statement are applicable to all DaVita actions and activities involving home dialysis and patient engagement, as described in this Proxy Statement. See "What We Pay and Why - Short-Term Incentive Program for 2025" below for additional details on each of the metrics under the 2025 STI Program.

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Our Executive Compensation Philosophies and Objectives
The Compensation Committee believes that our executive compensation program should emphasize performance and align our NEOs' interests with those of our stockholders, including with relation to financial performance, operational performance and relative stock price performance. The Compensation Committee seeks to foster these objectives through a compensation program that focuses heavily on variable, performance-based incentives that create a balanced focus on our short-term and long-term strategic and financial goals. The Compensation Committee's goal has been to implement an executive compensation program to help drive above-market results and that is built upon our long-standing executive compensation philosophies and objectives, as described below, which we believe have contributed to our long-term success.

Sustained Meaningful Profitable Growth and Stockholder Value Creation

Pay-for-Performance. A significant percentage of an executive's compensation should be aligned with Company and individual performance, with a balance between short-term and long-term performance.	Align with Stockholder Interests. Executives' interests should be aligned with stockholder interests, including through the risks and rewards of DaVita equity ownership.	Attract and Retain the Right Talent. Executive compensation should be market-competitive in order to attract and retain highly qualified talent with a performance- and service-driven mindset.
Compensation Principles
Our Compensation Committee has supported these objectives by designing our executive compensation program around the following principles:

Core Compensation Principles and 2025 Program Structure Highlights
Performance Orientation
–92% of target compensation for our CEO and 83% of target compensation for our other NEOs is at-risk, and a majority of compensation for our NEOs is tied to achievement of defined performance metrics, and not just continued service
–Multiple criteria in the Company's 2025 STI Program balance financial goals and strategic objectives
–PSU awards granted under our LTI Program use a mix of market-based (Relative TSR) and financial (Adjusted EPS) metrics
–Performance-based equity awards are measured on a cumulative basis over a three-year period, emphasizing sustained performance over a multi-year performance period
–Compensation Committee retains ability to exercise negative discretion under the STI Program

Metrics are Linked to Strategy
–75% of PSUs under the LTI Program are tied to a long-term Adjusted EPS target, which we believe focuses our NEOs on capital-efficient growth, the hallmark of our long-term strategy
–Our STI Program also includes certain strategic goals that are viewed as important for both near-term operational success and long-term value creation

Program Designed to Balance Relative and Absolute Performance & Incentivize Outperformance
–In the 2025 STI Program, Adjusted Operating Income performance had to be above our actual Adjusted Operating Income for 2024 and at or above the midpoint of our 2025 initial guidance range to achieve target payout
–Relative TSR-dependent PSUs require above-market performance at the 55th percentile to achieve target vesting
–If our TSR is negative, then vesting is capped at the target number of PSUs regardless of our Relative TSR performance

Core Compensation Principles and 2025 Program Structure Highlights
Formulaic Criteria
–Under the 2025 STI Program, the vast majority of the annual target opportunity was formulaic, with the remaining portion tied to strategic objectives for each individual NEO, which are qualitatively evaluated by the Compensation Committee (and, in the case of the CEO, the independent members of the Board)
–100% of the PSU payout is formulaically determined

No Positive Discretion	–The Compensation Committee does not exercise positive discretion in making compensation decisions under the STI Program or with respect to performance-based metrics under our LTI program
Furthermore, our executive compensation program includes the following practices and policies, which we believe reinforce our executive compensation philosophy and objectives and are aligned with the interests of our stockholders:

What We Do

✓	At-risk compensation
✓	Multi-year vesting and performance periods
✓	Annual say-on-pay vote
✓	Year-round stockholder engagement
✓	Independent compensation consultant retained by the Compensation Committee
✓	Annual comparator peer group review
✓	“Double-trigger” change of control provisions in equity award agreements
✓	Limits on severance payments
✓	Clawback policies (including a misconduct policy that goes beyond Dodd-Frank requirements and covers time-based equity awards)
✓	Assessment of NEO’s commitment to compliance as part of our compensation decision-making process
✓	Stock ownership requirements
✓	Annual compensation risk assessment

What We Don't Do

✗	No repricing or replacing of underwater SSARs or stock options
✗	No hedging or pledging of Company securities
✗	No change-of-control tax gross-ups in executive employment agreements
✗	No defined benefit pension plans
✗	No dividends paid out on unearned or unvested stock awards

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Compensation Discussion and Analysis
Summary of Stockholder Engagement
At our 2025 Annual Meeting, we received approximately 94% approval of the compensation program for our NEOs. We are appreciative of our stockholders continued support of our executive pay program and principles. Ongoing engagement with our stockholders is central to our commitment to good governance and critical to maintaining our strong executive compensation and corporate governance practices.
Since our 2025 Annual Meeting, and consistent with our stockholder engagement efforts in prior years, we reached out to stockholders representing 78% of shares outstanding and met with stockholders representing 59% of shares outstanding.1
During these discussions, stockholders generally expressed satisfaction with our continued outreach and year-round stockholder engagement program, as well as support for our continued "pay-for-performance" design of our executive compensation program. For additional detail on topics discussed during our recent stockholder engagements, see the "Ongoing Stockholder Engagement" Section above. We have found this stockholder feedback (including the level of support of our compensation program) to be informative and have considered such feedback, along with a review of competitive practices and evolving business priorities, when making executive compensation decisions.
1Calculations relating to all stockholder outreach statistics were performed using stockholders of shares of Common Stock outstanding as of September 30, 2025.

Compensation Discussion and Analysis
What We Pay and Why
Base Salary
Base salaries are established at levels deemed necessary to enable us to attract and retain highly qualified executives with reference to both our peer group and comparative pay within the Company for executives with similar levels of responsibility, the prior experience of the executive, and expected contributions to Company performance. The Compensation Committee determined that it was appropriate to increase the base salary for Mr. Ackerman in 2025 in order to acknowledge Mr. Ackerman's strong, continued performance and better align with market trends and the competitive market. Base salaries for the NEOs as of December 31 of each year are reflected in the following table:

Name	2024 Base Salary	2025 Base Salary	Percentage Increase in Base Salary in 2025
Javier J. Rodriguez	$1,500,000	$1,500,000	0%
Joel Ackerman	$800,000	$850,000	6%
David P. Maughan	$725,000	$725,000	0%
Kathleen A. Waters	$750,000	$750,000	0%
James O. Hearty	$600,000	$600,000	0%
Short-Term Incentive Program for 2025
The NEO participants in the 2025 STI Program had a target bonus approved by the Compensation Committee, and with respect to the CEO, ratified by the independent members of the Board. Participants are eligible to earn 0% to 200% of their target bonus based on performance against the predetermined and approved STI Program metrics. Based on a review of competitive market data, the Compensation Committee determined to increase the target bonus opportunities for Messrs. Ackerman and Hearty from 2024 to 2025, in order to acknowledge their strong, continued performance as well as to align with our compensation strategy, market data, and/or internal pay considerations. The following table summarizes the target bonus and target bonus as a percent of base salary for each of the NEOs:

Name	2025 Base Salary	2025 Target Incentive Opportunity	2025 Target Incentive Opportunity as a Percentage of Salary[1]
Javier J. Rodriguez	$1,500,000	$2,250,000	150%
Joel Ackerman	$850,000	$850,000	100%
David P. Maughan	$725,000	$725,000	100%
Kathleen A. Waters	$750,000	$700,000	93%
James O. Hearty	$600,000	$500,000	83%
1The target incentive opportunities for the NEOs other than the CEO were approved by the Compensation Committee in terms of an absolute dollar opportunity and this column includes the percentage opportunity determined by dividing the target dollar value by the NEO’s base salary.

Notice of 2026 Annual Meeting and Proxy Statement	38

Compensation Discussion and Analysis

The following table summarizes the performance metrics, weightings, criteria ranges, performance-based eligibility ranges, actual performance and eligible payout percentages for the components of the 2025 STI Program:

2025 STI Program Performance Metrics	Performance Metrics Weightings	Criteria Range	Performance Based Eligibility Range (%)	Actual Performance	Eligible Payout Achieved (%)
Financial: Adjusted Operating Income	50.0%	$1,972.5 million to $2,235 million ($2,085 million target)	0%; 25% - 200%	$2,094 million[1]	105.9%
Financial: Adjusted Free Cash Flow	20.0%	$1,012.5 million to $1,275 million ($1,125 million target)	0%; 25% - 200%	$1,024 million[1]	32.8%
Strategic Objectives: Home modalities penetration (Q4 2025)	7.5%	14.875% to 15.75% (15.25% target)	0%; 25% - 200%	14.81%	0%
Strategic Objectives: Comprehensive Kidney Care Contracting patient contact composite	7.5%	52.5.0% to 70.0% (60.0% target)	0%; 25% - 200%	56.90%	69.0%
Strategic Objectives: Teammate engagement (average of 2025 survey results)	3.0%	76.0% to 84.0% (80.0% target)	0%; 25% - 200%	84.70%	200.0%
Strategic Objectives: Water savings projects (millions of gallons)	3.0%	25 to 50 million gallons (35 million gallons target)	0%; 25% - 200%	91 million gallons	200.0%
Strategic Objectives: Custom goals	9.0%	Varies by NEO	0% - 200%	Varies by NEO	Varies by NEO[2]
1"Adjusted Operating Income” and “Adjusted Free Cash Flow” are non-GAAP financial measures. Please see Annex A for a presentation of the most directly comparable GAAP financial measure and a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure.
2Actual payouts with respect to the custom goals vary by NEO, but are subject to a maximum payout of 200% of target. See "Strategic Objectives - Custom Strategic Goals" below for details.
Adjusted Operating Income (weighted 50.0%)
The 2025 target of $2,085 million was set at the midpoint of our initial guidance range for 2025 adjusted operating income ($2,010 million – $2,160 million),1 and also above 2024 actual adjusted operating income ($1,981 million2) and performance under the 2024 STI program ($2,053 million).
Adjusted Free Cash Flow (weighted 20.0%)
The 2025 target ($1,125 million) was set at the midpoint of our initial free cash flow guidance for 2025 ($1,000 million - $1,250 million).1 The 2025 target was set below 2024 reported free cash flow ($1,162 million2) primarily due to lower overall expectations for free cash flow in 2025 as compared to 2024 as a result of anticipated higher debt expense and capital expenditures, among other items.
1 Initial guidance range as described above refers to selected 2025 guidance measures provided to stockholders on February 13, 2025 with our earnings results for the year ended December 31, 2024.
2 Please see Annex A for a presentation of the most directly comparable GAAP financial measure and a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure.
Strategic Objectives (weighted 30%)
The STI Program includes a strategic objective component in order to incentivize actions that support the successful execution of our strategic operating plan. The Compensation Committee established 2025 STI Program goals relating to home modalities penetration, Comprehensive Kidney Care Contracting ("CKCC") patient contact composite, teammate engagement scores, and water savings projects, which collectively constituted 21% of the total 2025 STI Program opportunity. These strategic objective goals are evaluated formulaically and are the same for all executive officer participants.
Home Modalities Penetration (weighted 7.5%)
–An important element of our clinical strategic imperatives has been the education of our patients regarding their modality options, including home dialysis.
–The home modalities penetration metric is calculated as the number of home treatments (peritoneal dialysis and home hemodialysis) in the fourth quarter of 2025 divided by the number of treatments of all non-acute dialysis modalities during the same time period, in each case, for the Company's U.S. dialysis operations including treatments at managed centers.

–2025 target was set at 15.25%, which is above 2024 actual performance of 14.95%, and 38 basis points lower than the performance under the 2024 STI program (15.63%). This was determined to be an appropriate target based on the impacts from Hurricane Helene and anticipated incremental growth of home penetration year over year.
CKCC Patient Contact Composite (weighted 7.5%)
–To reflect the importance of IKC programs to our long-term growth, we include CKCC patient contact composite goals in our STI Program.
–This metric is a blended metric based on a proprietary method of calculating the number of certain types of interactions between members of the IKC care management team and care partners, as applicable, with CKCC patients. We believe that these types of patient contact metrics provide a comprehensive and timely indication of performance for CKCC programs.
–The 2025 target was set at 60%, lower than achievement under the 2024 STI program (63.1%) to accommodate an update to the calculation methodology to align with an evolution in our practices. This updated calculation methodology was anticipated to result in a lower baseline ratio.
Teammate Engagement (weighted 3.0%)
–We strive to be a community first and company second, and we call ourselves a Village. To be a healthy Village, we need to attract, retain and invest in highly qualified teammates. Including a teammate engagement metric helps us assess whether we are implementing strategies that support our mission to be the employer of choice.
–This metric is based on the average of engagement surveys of all U.S. teammates completed during 2025.
–The 2025 threshold, target and maximum goals were set at the same level as 2024, such that the target goal was set slightly below our actual 2024 engagement scores, reflecting the rigor of maintaining high teammate engagement. Relative to benchmarks, our target goal for 2025 required sustained outperformance compared to healthcare companies as well as U.S. companies more broadly.
Water Savings Projects (weighted 3.0%)
–Including an environmental goal from our strategic operating plan in our STI Program is aligned with our commitment to promote environmental stewardship through projects and initiatives in the communities in which we operate.
–In 2025, this metric was based on water savings and was measured in millions of gallons of water saved at clinics following water savings interventions. The 2025 target was set below the 2024 actual achievement because as we have progressed on our water savings initiatives, incremental savings year over year become increasingly more difficult to achieve and the number of savings opportunities diminishes.

Custom Strategic Goals (weighted 9.0%)
The Compensation Committee believes that it is important to tie a portion of the STI Program to pre-established custom strategic goals to allow the Compensation Committee to evaluate and recognize each NEO's individual performance in his or her area of responsibility and contribution to the overall performance of the Company. The custom strategic goals vary by participant in the 2025 STI Program with performance across all objectives being evaluated qualitatively in the aggregate on a scale of 0% to 200%, and 100% representing target performance.
The Compensation Committee designed the custom strategic goals to be challenging, but achievable with strong and consistent performance. The 2025 custom strategic objectives

Notice of 2026 Annual Meeting and Proxy Statement	40

applicable to the NEOs were aligned with our strategic operating plan and tailored to their functional areas of responsibility. Selected custom strategic goals for each of our NEOs are summarized as follows:
–Javier Rodriguez, Chief Executive Officer: Continue momentum and performance in the core business, advance clinical quality, achieve integrated kidney care (IKC) performance goals, deploy technology tools in a timely manner, and sustain strong international performance and growth trajectory.
–Joel Ackerman, Chief Financial Officer and Treasurer: Contribute to enterprise growth and strategy, strengthen financial foundation for the future, and drive return on capital.
–Dave Maughan, Chief Operating Officer, DaVita Kidney Care: Support maximizing efficiency and effectiveness of our integrated care models, advance clinical initiatives and objectives relating to teammate experience and retention.
–Kathleen Waters, Chief Legal and Public Affairs Officer: Lead community and government engagement efforts, advance legal department initiatives and enhance legal department effectiveness and efficiency through the implementation of technology.
–Jim Hearty, Chief Compliance Officer: Ensure and validate that the Company's compliance program is effective and demonstrates industry best practices, and support implementation of a compliance program in newly acquired international businesses.
Mr. Rodriguez annually evaluates the performance of each NEO (other than himself) against his or her pre-established strategic goals and makes recommendations to the Compensation Committee regarding the custom strategic goal payouts under the STI Program based on such evaluation and with reference to the results achieved by the Company, including due to the collective efforts of management. The Compensation Committee and independent members of the Board each evaluate the performance of Mr. Rodriguez against his pre-established goals. Payouts vary each year based on the outcome of such evaluations. For 2025, each participant's performance against their custom goals was determined holistically with consideration of, among other things, the participant's contributions to the Company's overall performance over the course of the year, as well as the results of the Company achieved due to the collective efforts of the management team.
2025 STI Program Payouts
The table below summarizes the target incentive opportunity for each NEO, performance (corporate (weighted 91%) and custom goals (weighted 9%)) under the STI Program, and the actual payout achieved by each NEO. Certain columns or rows may not precisely recalculate due to the presentation of rounded numbers.

		Eligible Payout Achieved
2025 STI Program Performance Metrics	Performance Metrics Weightings	Javier J. Rodriguez	Joel Ackerman	David P. Maughan	Kathleen A. Waters	James O. Hearty
Combined Total Performance (%)		92.9%	91.1%	94.7%	94.7%	91.1%
Target Incentive Opportunity		$2,250,000	$850,000	$725,000	$700,000	$500,000
Total STI Program Payout ($)		$2,089,491	$774,063	$686,330	$662,664	$455,331

Financial: Adjusted Operating Income	50.0%	105.9%	105.9%	105.9%	105.9%	105.9%
Financial: Adjusted Free Cash Flow	20.0%	32.8%	32.8%	32.8%	32.8%	32.8%
Strategic Objectives: Home modalities penetration	7.5%	0%	0%	0%	0%	0%
Strategic Objectives: CKCC patient contact composite	7.5%	69.0%	69.0%	69.0%	69.0%	69.0%
Strategic Objectives: Teammate engagement	3.0%	200.0%	200.0%	200.0%	200.0%	200.0%
Strategic Objectives: Water savings projects	3.0%	200.0%	200.0%	200.0%	200.0%	200.0%
Strategic Objectives: Custom goals	9.0%	180.0%	160.0%	200.0%	200.0%	160.0%

Long-Term Incentive Program for 2025
Setting Awards Under 2025 LTI Program; Strong Pay-for-Performance Alignment
LTI program awards are designed to provide a link to long-term stockholder value through equity awards for our executives. We believe that the structure of our LTI program creates alignment with the Company's sustained, long-term performance. For PSUs, given the market and operating conditions at the time the targets were set, the target payout levels were designed to be achievable with strong management performance, while maximum payout levels were designed to be difficult to achieve.
2025 LTI Grants
The Compensation Committee determined the annual 2025 LTI Program awards for our NEOs with the input of the CEO (with respect to the NEOs other than himself) and Compensia, and after consideration of market data provided by Compensia. In advance of the annual equity awards being granted each year, the CEO considers the following in recommending equity awards for NEOs other than himself to the Compensation Committee:
–recent performance and trajectory of historical performance;
–level of responsibilities and expected changes to responsibilities;
–market levels of total compensation and long-term incentives for similar positions internally and within the Company's compensation peer group, based on the market data provided by the Compensation Committee's independent advisor;
–the historical amounts granted and expected vesting levels;
–the competitive labor market for executive talent at the time of grant; and
–the "in-the-money value" of unvested equity currently held by the participants.
As noted above, when determining overall target compensation and the allocation among the various compensation elements, the Compensation Committee’s practice has been to deliver a greater percentage of compensation in the form of variable (or "at-risk") compensation, with an emphasis on LTI program awards to most directly align the NEOs’ interests with stockholders through the risks and rewards of equity ownership and to further support the execution of the Company’s long-term strategy.
In 2025, the Compensation Committee elected to reintroduce SSARs as part of our LTI Program, which we view as largely performance-based given they have a five-year term and their value is dependent on appreciation of the stock price over such period. SSARs only derive value if, at the time of exercise (and prior to the expiration), the stock price of our Common Stock is above the base price (similar to the strike price of an option). The Compensation Committee utilizes SSARs instead of stock options because SSARs are less dilutive to our stockholders than stock options since only shares at the time of exercise with a total value equal to the grantee's gain (i.e., the difference between the closing stock price of the base shares and their base price at the time of grant) are ultimately issued.
The Compensation Committee generally has followed a predetermined schedule for granting equity awards and has not granted annual equity awards, including SSARs, in anticipation of the release of material nonpublic information (“MNPI”). Similarly, the Company has not timed the release of MNPI for the purpose of affecting the value of executive compensation. Consistent with our historical practice, in 2025, annual equity awards were granted to our NEOs on March 15, 2025, and no SSARs were granted to any NEO during any period beginning four business days before and ending one business day after the filing of any Company periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of any Company current report on Form 8-K that disclosed MNPI.

Notice of 2026 Annual Meeting and Proxy Statement	42

Compensation Discussion and Analysis

The table below shows the target value of RSUs, SSARs and PSUs granted to each of our participating NEOs in 2025:

2025 Long-term Incentive Awards	PSUs Grant Date Value	SSARs Grant Date Value	RSUs Grant Date Value
Javier Rodriguez	$8,100,000	$2,700,000	$2,700,000
Joel Ackerman	$2,580,000	$860,000	$860,000
David P. Maughan	$2,250,000	$750,000	$750,000
Kathleen A. Waters	$1,440,000	$480,000	$480,000
James O. Hearty	$510,000	$170,000	$170,000
The 2025 LTI Program grants include the following key elements to help drive Company performance and align with stockholder interests:

60% PSUs
–Performance Goals: 75% related to Adjusted EPS and 25% related to Relative TSR.
–Threshold performance required for payout at 25% of target, with potential to earn up to 200% of target.
–Three-year vesting schedule, with 100% vesting on March 15, 2028, following conclusion of the three-year performance period, subject to the terms and conditions of the award, including continued service and achievement of the applicable performance goals.

20% SSARs
–Back-loaded vesting schedule, with 50% vesting on each of March 15, 2028 and March 15, 2029.
–Five-year term.
–Base price equals closing stock price on grant date, with no value unless the stock price appreciates from the grant date.

20% RSUs
–Back-loaded vesting schedule, with 50% vesting on each of March 15, 2028 and March 15, 2029.
–Value ultimately realized dependent upon stock price performance over the three and four year vesting periods.

The table below summarizes the performance criteria range and percent range of target PSUs for the 2025 PSU awards that were granted in March 2025:

2025 PSU Performance Metrics	Performance Metrics Weightings	2025-2027 Criteria Range	Percent of Target PSUs	Vesting
2025-2027 Cumulative Adjusted Earnings per Share[1]	75%	$33.31 - $36.27 (Target: $34.56)	0%; 25% - 200%	100% March 15, 2028
Relative TSR v. S&P Health Care Services Select Industry Index[2]	25%	10th - 90th percentile (Target: 55th percentile)	0%; 25% - 200%	100% March 15, 2028
1“Adjusted Earnings per Share” is a non-GAAP financial measure that represents a per share measure of adjusted net income, and is one of the key metrics on which we report in our quarterly earnings release. For purposes of the 2025 PSUs, “Adjusted Earnings per Share” represents our net income per share, adjusted as reported in our earnings release in the year of measurement, to exclude certain items from net income that we do not believe are indicative of our ordinary results of operations. Additional adjustments may be made under the terms of the 2025 LTI Program. In addition, in accordance with the 2025 LTI Program, performance targets are subject to adjustment in the event of certain corporate transactions during the performance period.
2Vesting based on the percentile position represented by the return on investment in DaVita stock ("DaVita TSR") within the range of returns on investments in each of the constituents of the S&P Healthcare Services Select Industry Index (assuming dividend reinvestment). The percentage of target shares that vest is a function of the percentile ranking of DaVita TSR. If DaVita TSR is negative, then vesting is capped at the target regardless of our Relative TSR performance.
Consistent with prior years, the Compensation Committee set 2025 LTI Program goals that were designed to be rigorous, requiring strong performance over the three-year performance period based on compounded growth over the midpoint of our Adjusted EPS guidance provided to stockholders on February 13, 2025. Also, consistent with prior years, after discussion and consideration of input from Compensia, the Compensation Committee decided that it was appropriate not to adjust the EPS targets for the volume of share repurchases because the expected share repurchase volume is incorporated into our EPS forecasts and target setting.

2022 and 2023 PSU Results and Payouts
The performance metrics associated with the PSUs granted in 2022 have been measured through the end of the relevant performance periods. Additionally, the cumulative performance period for the PSUs granted in 2023 concluded at the end of fiscal year 2025.
The tables below summarize the criteria range and percentage range of target PSUs and detail the relative weightings of each performance metric for the 2022 and 2023 PSUs.

			Performance Based Eligibility Range		Eligible Payout Achieved
2022 PSU Performance Metrics	Weight	Criteria Range	(%)	Actual Performance	(%)
2024 Adjusted Earnings Per Share[1]	37.5%	$9.87 - $12.99	0%; 50% - 200%	$10.31	69%
2025 Adjusted Earnings Per Share[1]	37.5%	$10.26 - $14.81	0%; 50% - 200%	$10.92	70%
Relative TSR (2025 vesting)	12.5%	25th to 90th percentile of S&P Health Care Services Select Industry Index	0%; 50% - 200%	72nd percentile	149%
Relative TSR (2026 vesting)	12.5%	25th to 90th percentile of S&P Health Care Services Select Industry Index	0%; 50% - 200%	60th percentile	114%

			Performance Based Eligibility Range		Eligible Payout Achieved
2023 PSU Performance Metrics	Weight	Criteria Range	(%)	Actual Performance	(%)
2023-2025 Cumulative Adjusted Earnings Per Share[1]	75.0%	$18.95 - $21.31[2]	0%; 25% - 200%	$29.43	200%
Relative TSR (2026 vesting)	25.0%	10th to 90th percentile of S&P Health Care Services Select Industry Index	0%; 25% - 200%	70th percentile	143%
1“Adjusted Earnings per Share” or "Adjusted EPS" is a non-GAAP financial measure that represents a per share measure of adjusted net income. Adjusted net income excludes certain items from net income that we do not believe are indicative of our ordinary results of operations. Please see Annex A for a presentation of the most directly comparable GAAP financial measure and a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure.
As previously reported, beginning with our reporting for the second quarter of 2024, we changed our presentation of center closure charges in connection with the resolution of an SEC comment letter. As contemplated under the pre-established terms of our 2023 PSUs, Adjusted EPS performance for the 2023 PSUs was adjusted to exclude center capacity closure charges for the applicable periods in order to remain consistent with our reporting methodology in place at the time of grant (the methodology upon which the Compensation Committee designed the 2023 PSUs and set the performance goals). Similarly, as contemplated under the pre-established terms of our 2022 and 2023 PSUs, the 2025 Adjusted EPS performance for the 2022 PSUs and 2023 PSUs, as applicable, was adjusted to exclude debt refinancing costs in order to remain consistent with our reporting methodology in place at the time of grant (the methodology upon which the Compensation Committee designed the 2022 PSUs and 2023 PSUs and set the performance goals). Without these adjustments, performance achieved with respect to this metric would have been 65.66% for the 2022 PSU awards (instead of 70%) and would not have changed the performance achieved for the 2023 PSU awards, as performance would have continued to exceed the maximum goal without these adjustments. Additionally, under the pre-established terms of the 2023 PSUs, performance for 2023 was adjusted to exclude the impact of ballot initiatives and COVID-19 normalization. Without these adjustments, performance of the 2023 PSUs would not have changed, as performance would have continued to exceed the maximum goal. Due to the application of these adjustments under the pre-established terms of the 2022 and 2023 PSUs, as applicable, Adjusted EPS in the table above differs from “Adjusted EPS” presented in our 2025 earnings.
2Consistent with the pre-established terms of the 2023 PSUs, the target for the 2023 PSUs was adjusted ($0.02) in respect of certain corporate transactions that closed during the performance period.

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Compensation Discussion and Analysis

How We Make Executive Compensation Decisions
Role of the Compensation Committee
Our Compensation Committee, composed solely of independent directors, reviews and approves our overall executive compensation program, strategy and policies and sets the compensation of our NEOs (other than our CEO, for whom the Compensation Committee makes a recommendation to the independent members of the Board, as described below).
The full description of the Compensation Committee's responsibilities is provided in the Compensation Committee Charter, available on our website at www.davita.com/about/corporate-governance.
Role of Board
The independent members of the Board review and ratify recommendations by the Compensation Committee as it relates to compensation decisions for the CEO. The Board also provides input for consideration by members of the Compensation Committee with respect to the structure of the STI and LTI programs, including their relationship to financial performance, investor guidance, strategy as well as operational and strategic objectives.
Role of CEO and Management Team
In carrying out its responsibilities, the Compensation Committee works with members of our management team, including our CEO. Our CEO reviews the individual performance of each of the other executive officers with, and makes compensation recommendations to, the Compensation Committee. Our CCO also provides information to the Compensation Committee with respect to each executive officer's commitment to compliance as demonstrated by modeling compliant behavior, leading in a compliant manner, identifying and resolving potential risks in a compliant manner, and other compliance-related factors as appropriate. In addition, the Chair of the Compensation Committee works closely with the Company's legal, people services and finance teams between Compensation Committee meetings, as needed, to refine the detailed criteria and terms and conditions for the STI and LTI programs, for further consideration and ultimate approval by the Compensation Committee, and in the case of the CEO, ratification by the independent members of the Board.
Role of Independent Compensation Consultant
The Compensation Committee has selected and directly retains the services of Compensia, a national compensation consulting firm, as its independent compensation consultant. The Compensation Committee has the sole authority to retain or replace Compensia in its discretion. Compensia does not provide consulting services to Company management and may not provide such services without prior approval of the Chair of the Compensation Committee. Accordingly, Compensia only provides compensation consulting services to the Compensation Committee, and works with the Company’s management only on matters for which the Compensation Committee provides direction and is responsible. The Compensation Committee periodically seeks input from Compensia on a range of external market factors, including evolving compensation trends, peer companies and market survey data. Compensia provides the Compensation Committee with an analysis of comparative market data on, among other things, the amount and mix of compensation for senior executives, including the CEO, at a group of comparable companies within our industry to help inform the Compensation Committee's deliberation on compensation decisions. Compensia also provides general observations on the Company’s executive compensation program, but it does not determine the amount or form of compensation for the executive officers. In all cases, while the Committee may consider information and input provided by Compensia, the Compensation Committee retains full and final approval of all material elements of executive compensation, with the exception of CEO compensation, which is ratified by the independent members of the Board.
Pursuant to the rules of the SEC and NYSE, the Compensation Committee has assessed the independence of Compensia. The Company has determined that the work of Compensia for the Compensation Committee did not raise any conflicts of interest.

Market Competitiveness
Each year, the Compensation Committee, starting with a recommendation from Compensia, identifies a group of peer companies for purposes of evaluating the overall competitiveness of our executive officers' compensation levels. When we initially determined this peer group, we first focused on companies in our industry with revenues that are 0.4x to 2.5x our revenues and a market capitalization that is 0.2x to 5.0x our market capitalization. Because of the limited number of direct peers in the healthcare services and facilities industries that met this "size" criteria, we then expanded our industry scope to include the broader healthcare industry. We believe the compensation paid by the resultant comparator peer group is representative of the compensation required to attract, retain and motivate our executive talent.
For purposes of evaluating compensation decisions in early 2025, we used the following compensation peer group, which was the same peer group used for purposes of evaluating compensation decisions in 2024:

2025 Compensation Peer Group
Avantor	Henry Schein	Revvity (f/k/a Perkin Elmer)
Baxter International	Hologic	Select Medical Holdings
Centene	IQVIA Holdings	Tenet Healthcare
Dentsply Sirona	Labcorp Holdings Inc. (f/k/a Laboratory Corporation of America Holdings)	Universal Health Services
Encompass Health	Molina Healthcare	Zimmer Biomet Holdings
HCA Healthcare	Quest Diagnostics

Other Elements of Our 2025 Executive Compensation Program
Severance and Change of Control Arrangements
We have entered into employment or severance arrangements with each of our NEOs. These arrangements, among other things, provide for severance benefits in the event of a termination of employment in certain circumstances. When entering into employment or severance arrangements with our NEOs, we attempt to provide severance and change of control benefits which strike a balance between providing sufficient protections for the NEO while still providing post-termination compensation that we consider reasonable and in the interests of the Company and our stockholders to allow us to attract and retain our key talent.
The terms of individual agreements vary, but under our current stock-based award agreements, accelerated vesting of stock-based awards is generally triggered when a change of control event occurs and either the acquiring entity fails to assume, convert or replace the stock-based award or if the executive resigns for “good reason” or is terminated by the Company without “cause” as provided in his or her employment agreement or award agreement (as applicable), within a certain period of time after the effective date of the change of control event. These acceleration provisions in our stock-based award agreements further serve to secure the continued employment and commitment of our NEOs prior to and following a change of control. See the subsection titled “Potential Payments Upon Termination or Change of Control” below for a description of the severance and change of control arrangements for our NEOs, and for more information regarding accelerated vesting under our stock-based award agreements in limited circumstances.

Notice of 2026 Annual Meeting and Proxy Statement	46

Compensation Discussion and Analysis

Deferred Compensation Program
Our deferred compensation program permits certain teammates, including our NEOs, to defer compensation at the election of the participant. We do not utilize deferred compensation as a significant component of compensation, and there are no Company contributions nor above-market returns under the program.
Limited Other Personal Benefits
Our compensation program for executive officers is designed to emphasize compensation based on performance and compensation which serves to further align our executive officers’ interests with those of our stockholders. As a result, the Compensation Committee has determined that the Company should provide a limited number of other personal benefits to our executive officers. When approving the level and type of perquisites provided to our executive officers, the Compensation Committee considers, among other things, the overall targeted compensation to be delivered to the executive officers.
The Compensation Committee has authorized limited Company-paid personal use of fractionally-owned or chartered corporate aircraft for certain of our NEOs and certain guests, in accordance with our company aircraft policy and as part of our security program with respect to our CEO. Among other things, the Compensation Committee believes that access to an aircraft for personal travel enables them to maximize their work hours, particularly in light of their demanding business travel schedules, and allows them greater time to attend to Company matters. Such use is subject to robust oversight, including an annual review by the Compensation Committee, input by Compensia, and the ultimate annual allocation for our CEO is subject to ratification by the independent members of our Board.

Executive Security Expenses
As part of its Enterprise Risk Management oversight responsibilities, the Board authorized a third-party security assessment of the security risks associated with the Company's executive team, including our CEO. The security risk assessment included, among other items, consideration of violent attacks on executives, including a CEO within our industry. Based on that security risk assessment, the Compensation Committee and the independent members of the Board established a security program for our CEO and other NEOs and have authorized the expenses associated with the establishment and operation of the program. The security program for 2025 included mandated use of corporate aircraft for certain travel by our CEO, among other things.
The Board believes that this security program is essential to the safety and well-being of our CEO and other NEOs, which in turn promotes the continuity of our business strategy and the stability of our business. We believe that the expenses associated with this security program are reasonable, necessary and appropriate business expenses and integral parts of the Company’s overall Enterprise Risk Management and physical security program. However, because some features of our security program may be viewed as conveying a personal benefit to our CEO and other NEOs, the current SEC disclosure rules require that we include costs related to such features in the total value of personal benefits paid in the Summary Compensation Table.
Share Ownership Requirements
Because a significant amount of the total compensation earned by our executive officers is in the form of equity, we have a management share ownership policy to ensure that executive officers accumulate a meaningful ownership stake in the Company over time by retaining a specified financial interest in our Common Stock. Our current policy applies to all NEOs and is similar to our share ownership policy that applies to all non-employee members of the Board as described above under the heading "Corporate Governance — Non-Employee Director Share Ownership Policy," except that the ownership threshold (as defined in the policy) relates to base salary (rather than annual cash retainer) and in-the-money value of vested but unexercised stock options and SSARs will count towards the ownership requirements applicable to our NEOs to reflect that the executives are able to exercise such SSARs and options at any point and are subject to the risk of fluctuations in stock price, similar to the Company's other stockholders. The chart below shows the salary multiple guidelines for the NEOs. As of December 31, 2025, each NEO was in compliance with our share ownership policy. Restrictions and limitations with respect to hedging and pledging of Company securities by our executive officers are described under the heading "Corporate Governance—Insider Trading Policy— Hedging and Pledging."

Named Executive Officer	Guideline	Compliant with Guidelines
Javier J. Rodriguez	6x base salary	☑
Joel Ackerman	3x base salary	☑
David P. Maughan	3x base salary	☑
Kathleen A. Waters	3x base salary	☑
James O. Hearty	3x base salary	☑
Effective April 15, 2026, the Compensation Committee revised the share ownership policy for NEOs to simplify the policy. Under the revised policy, the ownership threshold is equal to six times base salary for our CEO and three times base salary for our other NEOs, and NEOs whose holdings are below the ownership threshold as of the annual compliance measurement date are required to hold 50% of all future acquired shares (net of any taxes or exercise price) granted by the Company until they achieve the applicable ownership threshold. Once an NEO achieves the ownership threshold, they must maintain the requisite number of shares to satisfy such threshold.
Policies Regarding Recoupment of Incentive Compensation
We maintain two recoupment policies. Specifically, one of the recoupment policies is designed to satisfy the Company's obligations under Section 10D-1 of the Exchange Act and applicable NYSE listing rules, and generally requires, in the event of an accounting restatement of the Company’s financial statements due to the material noncompliance of the Company with any financial reporting requirement under federal and/or state securities law, current and former executive officers of the Company to repay an amount equal to certain excess incentive-based compensation (without regard to taxes) received by such person during the three-year period prior to such financial statement restatement. The excess amount subject to recoupment under this policy equals the amount that was awarded on the basis of the erroneous results, and which is greater than the amount such person would have received had the Company’s financial statements been correctly reported.
In addition, we continue to maintain a separate recoupment policy that, among other items, includes "significant misconduct" by a domestic Senior Vice President or above of the Company as another possible triggering event for the recoupment of certain compensation, including through the cancellation of, or reimbursement of amounts received with respect to, certain equity awards (including time-based and performance-based awards). In general, the maximum amount of compensation that may be subject to recoupment under this policy is an amount equivalent to up to three years of a covered executive’s annual incentive compensation (including time-based equity awards), and such compensation is generally at risk for a period of three years from the date of such misconduct.

Notice of 2026 Annual Meeting and Proxy Statement	48

Compensation Committee Report
The Compensation Committee of the Board is currently composed of four independent directors. The Compensation Committee oversees the Company’s compensation program on behalf of the Board. The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.
Based on the Compensation Committee’s review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2026 Annual Meeting and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.
COMPENSATION COMMITTEE
Barbara J. Desoer, Chair
Pamela M. Arway
Adam H. Schechter
Wendy L. Schoppert
The information contained above in this section titled “Compensation Committee Report” will not be considered “soliciting material” or to be “filed” with the SEC, nor will that information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a filing.

Risk Considerations in Our Compensation Program
The Compensation Committee, with the assistance of Compensia (with respect to our executive compensation policies and practices) and Willis Towers Watson (with respect to the non-executive compensation policies and practices), conducted reviews of the Company’s material compensation policies and practices applicable to its teammates. Based on this review, the Compensation Committee concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The key features of the executive compensation program that support this conclusion include:
–a balance between cash and equity compensation;
–a balance between short-term and long-term performance focus;
–short-term incentive opportunities capped and not linked solely to any one specific goal;
–severance payments limited to 3x base salary and target bonus;
–equity awards with meaningful vesting requirements;
–a clawback policy that, in addition to our Dodd-Frank clawback policy, permits the Board to recover annual bonuses and longer-term cash incentive and equity-based compensation (both performance and time-based) from executive officers and members of the Board under certain circumstances, including executive misconduct;
–share ownership guidelines;
–significant independent Compensation Committee oversight; and
–no hedging transactions and restricted pledging transactions involving equity securities of the Company by executives and members of the Board.

Notice of 2026 Annual Meeting and Proxy Statement	50

Executive Compensation
2025 Summary Compensation Table
The following table contains compensation information for our NEOs for the fiscal years ended December 31, 2025 and 2024 and, to the extent required by the SEC disclosure rules, the fiscal year ended 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	Option Awards[2] ($)	Non-Equity Incentive Plan Compensation[3] ($)	All Other Compensation[4] ($)	Total ($)
Javier J. Rodriguez Chief Executive Officer	2025	1,500,000	—	11,442,481	2,699,982	2,089,491	478,643	18,210,597
	2024	1,500,000	—	15,849,833	—	4,118,119	339,537	21,807,489
	2023	1,407,692	—	—	—	4,208,063	1,096,573	6,712,328
Joel Ackerman Chief Financial Officer and Treasurer	2025	834,616	—	3,644,589	860,008	774,063	16,686	6,129,962
	2024	769,231	—	4,112,322	—	1,464,220	3,840	6,349,613
	2023	700,000	—	4,761,653	—	1,402,688	3,840	6,868,181
David P. Maughan Chief Operating Officer, DaVita Kidney Care	2025	725,000	—	3,178,454	750,001	686,330	252,474	5,592,259
	2024	615,385	—	3,000,014	—	1,313,899	3,840	4,933,138
Kathleen A. Waters Chief Legal and Public Affairs Officer	2025	750,000	—	2,034,334	479,982	662,664	16,665	3,943,645
	2024	734,616	—	2,631,744	—	1,281,193	3,840	4,651,393
	2023	684,615	—	3,703,459	—	1,215,663	3,840	5,607,577
James O. Hearty Chief Compliance Officer	2025	600,000	—	720,420	170,012	455,331	16,352	1,962,115
	2024	569,231	—	932,104	—	831,724	3,840	2,336,899
	2023	500,000	—	1,481,445	—	748,100	3,840	2,733,385
1The amounts reported in this column reflect RSU and PSU awards and represent the aggregate grant date fair value of all such awards granted to the NEO during the year as estimated by the Company in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation ("FASB ASC Topic 718"). In accordance with SEC rules, the amounts included in the Stock Awards column for the 2025 PSU awards are calculated based on the probable outcome of the performance conditions for such awards on the grant date. If the probable outcome of the performance conditions as of the grant date had been maximum performance, then the grant date fair value of such PSUs would have been as follows: Mr. Rodriguez — $17,484,929; Mr. Ackerman — $5,569,212; Mr. Maughan — $4,856,995; Ms. Waters — $3,108,699; and Mr. Hearty — $1,100,864. See Note 17 to the Consolidated Financial Statements included in our 2025 Form 10-K for a discussion of the relevant assumptions used in calculating these amounts pursuant to FASB ASC Topic 718. Please note that there were no equity awards granted to our CEO during 2023 due to the grant of the CEO premium-priced SSAR award in 2019.
2The amounts reported in this column represent the aggregate grant date fair value of SSAR awards granted to the NEOs during 2025 as estimated by the Company in accordance with FASB ASC Topic 718. See Note 17 to the Consolidated Financial Statements included in the 2025 Form 10-K for a discussion of the relevant assumptions used in calculating these amounts pursuant to FASB ASC Topic 718.
3The amounts reported in this column represent amounts earned under the STI programs for performance periods ending in 2025, 2024, and 2023, respectively. The awards are reported for the year with respect to which they were earned, regardless of when the award was granted or paid.
4The amounts reported in this column are set forth by category below. Other than the use of a fractionally-owned or chartered corporate aircraft, the amounts disclosed are the actual or share of actual costs to the Company of providing these benefits. With respect to the personal use of fractionally-owned or chartered corporate aircraft, the incremental personal cost is calculated based on the variable operating costs related to the operation of the aircraft, including fuel costs and landing fees, trip-related repairs and maintenance, catering and other miscellaneous variable costs, and excludes fixed costs that do not change based on usage as the fractionally-owned or chartered corporate aircraft is used primarily for business purposes. In such instances in which a spouse or other guest may accompany NEOs on corporate aircraft when the aircraft is already scheduled for business purposes and can accommodate additional passengers, the value of such spouse or guest usage is included in such NEO's personal income in accordance with applicable tax regulations. In such cases where there is no aggregate incremental cost to the Company, no amount is reflected in the 2025 Summary Compensation Table. The value of the personal use of a fractionally-owned or chartered corporate aircraft with respect to our NEOs is included in their personal income in accordance with applicable tax regulations. The amounts disclosed in the "Other Personal Benefits" column below for Messrs. Rodriguez and Maughan include amounts attributable to the personal use of fractionally-owned or chartered corporate aircraft in accordance with our company policy of $460,615 and $233,573, respectively. For 2025, use of the fractionally-owned or chartered corporate aircraft for certain personal trips was mandated by the Board for our CEO based on a third-party security assessment. Amounts reported in the "Other Personal Benefits" column for 2025 below for each of our NEOs also include security assessment costs, as well as digital protection, and, for our CEO, the portion of the incremental expenses for a car and personal driver to provide security for our CEO for certain trips, as follows: Mr. Rodriguez - $13,798; Mr. Ackerman - $12,500; Mr. Maughan - $12,500; Ms. Waters - $12,500 and Mr. Hearty - $12,500. These services were mandated by the Board based on findings of the third-party security assessment. As such, the Company views these related costs, including mandated personal aircraft travel, to be necessary security-related costs rather than personal in nature, but is disclosing here in compliance with the applicable

Executive Compensation
disclosure regulations. For Messrs. Ackerman and Maughan and Ms. Waters, the "Other Personal Benefits" column also includes certain entertainment related costs.

Name	Year	Other Personal Benefits ($)	Life Insurance Premiums ($)	Company Contribution to Defined Contribution Plan ($)	Total All Other Compensation ($)
Javier J. Rodriguez	2025	$474,413	$630	$3,600	$478,643
Joel Ackerman	2025	$12,750	$336	$3,600	$16,686
David P. Maughan	2025	$248,569	$305	$3,600	$252,474
Kathleen A. Waters	2025	$12,750	$315	$3,600	$16,665
James O. Hearty	2025	$12,500	$252	$3,600	$16,352

Notice of 2026 Annual Meeting and Proxy Statement	52

Executive Compensation
2025 Grants of Plan-Based Awards Table
The following table sets forth information concerning plan-based awards made to each of the NEOs during 2025.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Approval Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)[5]
Javier Rodriguez	—	—	1	$—	$2,250,000	$4,500,000	—	—	—	—	—	—	$—
	3/15/2025	3/12/2025	2	$—	$—	$—	14,116	56,465	112,930	—	—	—	$8,742,465
	3/15/2025	3/12/2025	3	$—	$—	$—	—	—	—	18,822	—	—	$2,700,016
	3/15/2025	3/12/2025	4	$—	$—	$—	—	—	—	—	52,106	143.45	$2,699,982
Joel Ackerman	—	—	1	$—	$850,000	$1,700,000	—	—	—	—	—	—	$—
	3/15/2025	3/12/2025	2	$—	$—	$—	4,496	17,985	35,970	—	—	—	$2,784,606
	3/15/2025	3/12/2025	3	$—	$—	$—	—	—	—	5,995	—	—	$859,983
	3/15/2025	3/12/2025	4	$—	$—	$—	—	—	—	—	16,597	143.45	$860,008
David P. Maughan	—	—	1	$—	$725,000	$1,450,000	—	—	—	—	—	—	$—
	3/15/2025	3/12/2025	2	$—	$—	$—	3,921	15,685	31,370	—	—	—	$2,428,497
	3/15/2025	3/12/2025	3	$—	$—	$—	—	—	—	5,228	—	—	$749,957
	3/15/2025	3/12/2025	4	$—	$—	$—	—	—	—	—	14,474	143.45	$750,001
Kathleen A. Waters	—	—	1	$—	$700,000	$1,400,000	—	—	—	—	—	—	—
	3/15/2025	3/12/2025	2	$—	$—	$—	2,510	10,039	20,078	—	—	—	$1,554,350
	3/15/2025	3/12/2025	3	$—	$—	$—	—	—	—	3,346	—	—	$479,984
	3/15/2025	3/12/2025	4	$—	$—	$—	—	—	—	—	9,263	143.45	$479,982
James O. Hearty	—	—	1	$—	$500,000	$1,000,000	—	—	—	—	—	—	$—
	3/15/2025	3/12/2025	2	$—	$—	$—	889	3,555	7,110	—	—	—	$550,432
	3/15/2025	3/12/2025	3	$—	$—	$—	—	—	—	1,185	—	—	$169,988
	3/15/2025	3/12/2025	4	$—	$—	$—	—	—	—	—	3,281	143.45	$170,012
1Represents applicable amounts for our 2025 STI Program under the DaVita Inc. 2020 Incentive Award Plan (the "2020 Plan"). The amount in the “Maximum” column represents the maximum amount the NEO was eligible to earn under the 2025 STI Program if all performance criteria were achieved at their highest payout level. The amount in the “Target” column represents the payout amount the NEO was eligible to earn under the 2025 STI Program if all performance criteria were achieved at their target payout level.
2This number represents PSUs awarded under the 2020 Plan. The PSU awards vest 100% on the third anniversary of the grant date, subject to the terms and conditions of the award agreement, including the achievement of the underlying performance conditions. For a description of the PSUs, see the subsection titled “Compensation Discussion and Analysis — What We Pay and Why — Long-Term Incentive Program for 2025” in this Proxy Statement.
3This number represents RSUs granted under the 2020 Plan. The RSUs vest 50% each on the third and fourth anniversaries of the grant date, subject to the terms and conditions of the award agreement. For a description of the RSUs, see the subsection titled “Compensation Discussion and Analysis — What We Pay and Why — Long-Term Incentive Program for 2025” in this Proxy Statement.
4This number represents SSARs granted under the 2020 Plan. The SSARs vest 50% each on the third and fourth anniversaries of the grant date, subject to the terms and conditions of the award agreement. For a description of the SSARs, see the subsection titled “Compensation Discussion and Analysis — What We Pay and Why — Long-Term Incentive Program for 2025” in this Proxy Statement.
5The amounts for RSUs, PSUs and SSARs represent the aggregate grant date fair values of each award determined pursuant to FASB ASC Topic 718 and, in the case of PSUs, are based upon the probable outcome of the applicable performance conditions on the grant date. To the extent fair value of the PSU grants differs from the target value disclosed in the CD&A, the discrepancy is due to valuation requirements related to valuing the Relative TSR portion of the PSU award using a Monte-Carlo simulation. See Note 17 to the Consolidated Financial Statements included in our 2025 Form 10-K for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FASB ASC Topic 718.

2025 Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth information concerning outstanding SSARs and unvested stock awards held by each of the NEOs as of December 31, 2025.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested[1] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested[1] ($)
Javier J. Rodriguez	3/15/2025	—		52,106	2	$143.45	3/15/2030	—		$—	—		$—
	11/15/2024	—		—		$—	—	24,949	3	$2,834,456	—		$—
	11/15/2024	—		—		$—	—	—		$—	112,268	7	$12,754,767
	3/15/2025	—		—		$—	—	18,822	4	$2,138,367	—		$—
	3/15/2025	—		—		$—	—	—		$—	112,930	7	$12,829,977
Joel Ackerman	3/15/2021	44,065		—		$108.93	3/15/2026	—		$—	—		$—
	3/15/2022	21,694	2	21,694	2	$110.63	3/15/2027	—		$—	—		$—
	3/15/2025	—		16,597	2	$143.45	3/15/2030	—		$—	—		$—
	3/15/2022	—		—		$—	—	6,585	5	$748,122	—		$—
	3/15/2023	—		—		$—	—	23,672	4	$2,689,376	—		$—
	3/15/2023	—		—		$—	—	65,997	5	$7,497,919	—		$—
	3/15/2024	—		—		$—	—	10,977	4	$1,247,097	—		$—
	3/15/2024	—		—		$—	—	—		$—	32,930	7	$3,741,177
	3/15/2025	—		—		$—	—	5,995	4	$681,092	—		$—
	3/15/2025	—		—		$—	—	—		$—	35,970	7	$4,086,552
David P. Maughan	3/15/2025	—		14,474	2	$143.45	3/15/2030	—		$—	—		$—
	3/15/2022	—		—		$—	—	12,203	6	$1,386,383	—		$—
	9/22/2022	—		—		$—	—	17,145	8	$1,947,843	—		$—
	3/15/2023	—		—		$—	—	35,508	4	$4,034,064	—		$—
	3/15/2024	—		—		$—	—	21,954	4	$2,494,194	—		$—
	3/15/2025	—		—		$—	—	5,228	4	$593,953	—		$—
	3/15/2025	—		—		$—	—	—		$—	31,370	7	$3,563,946
Kathleen A. Waters	3/15/2021	8,079		—		$108.93	3/15/2026	—		$—	—		$—
	3/15/2022	7,954	2	7,954	2	$110.63	3/15/2027	—		$—	—		$—
	3/15/2025	—		9,263	2	$143.45	3/15/2030	—		$—	—		$—
	3/15/2022	—		—		$—	—	1,989	6	$225,970	—		$—
	3/15/2022	—		—		$—	—	4,829	5	$548,623	—		$—
	3/15/2023	—		—		$—	—	18,411	4	$2,091,674	—		$—
	3/15/2023	—		—		$—	—	51,330	5	$5,831,601	—		$—
	3/15/2024	—		—		$—	—	7,025	4	$798,110	—		$—
	3/15/2024	—		—		$—	—	—		$—	21,074	7	$2,394,217
	3/15/2025	—		—		$—	—	3,346	4	$380,139	—		$—
	3/15/2025	—		—		$—	—	—		$—	20,078	7	$2,281,062
James O. Hearty	3/15/2022	2,892	2	2,892	2	$110.63	3/15/2027	—		$—	—		$—
	3/15/2025	—		3,281	2	$143.45	3/15/2030	—		$—	—		$—
	3/15/2022	—		—		$—	—	723	6	$82,140	—		$—
	3/15/2022	—		—		$—	—	1,756	5	$199,499	—		$—
	3/15/2023	—		—		$—	—	7,365	4	$836,738	—		$—
	3/15/2023	—		—		$—	—	20,533	5	$2,332,754	—		$—
	3/15/2024	—		—		$—	—	2,488	4	$282,662	—		$—
	3/15/2024	—		—		$—	—	—		$—	7,464	7	$847,985
	3/15/2025	—		—		$—	—	1,185	4	$134,628	—		$—
	3/15/2025	—		—		$—	—	—		$—	7,110	7	$807,767
1The market value of shares or units of stock that have not vested reflects the $113.61 per share closing price of our Common Stock on December 31, 2025, the last trading day of the year, as reported by the NYSE.
2These SSARs vest 50% each on the third and fourth anniversaries of the grant date, subject to the terms and conditions of the award.
3These RSUs vest 50% each on the second and third anniversaries of the grant date, subject to the terms and conditions of the award.
4These RSUs vest 50% each on the third and fourth anniversaries of the grant date, subject to the terms and conditions of the award.
5These PSUs vested 100% on March 15, 2026.
6These RSUs vested 100% on March 15, 2026.
7These PSUs vest 100% on third anniversary of the grant date, subject to the terms and conditions of the award, including achievement of the performance conditions. In accordance with applicable SEC rules, the amounts listed here reflect the shares that may be earned upon achievement of the maximum performance criteria.
8These RSUs vest 100% on September 22, 2026, subject to the terms and conditions of the award.

Notice of 2026 Annual Meeting and Proxy Statement	54

2025 Option Exercises and Stock Vested Table
The following table sets forth information concerning the exercise of SSARs (which are treated as options for this table), and the vesting of stock awards held by each of the NEOs during 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[2]
Javier J. Rodriguez	—	$—	12,474	$1,516,215
Joel Ackerman	—	$—	14,615	$2,096,522
David P. Maughan	—	$—	40,824	$5,628,346
Kathleen A. Waters	—	$—	14,726	$2,112,445
James O. Hearty	2,704	$386,280	5,354	$768,031
1Value realized on exercise is determined by subtracting the exercise or base price from the applicable closing stock price at exercise, as reported by the NYSE, and multiplying the remainder by the number of shares exercised.
2Value realized on vesting is determined by multiplying the number of shares underlying RSUs or PSUs by the closing stock price on the last trading day before vesting, as reported by the NYSE.
No U.S. Pension Benefits
The Company does not sponsor or maintain a defined benefit pension plan that provides for payments or other benefits at, following, or in connection with retirement for any of our NEOs or other U.S. teammates.
Nonqualified Deferred Compensation
The following table sets forth information concerning the Company’s Deferred Compensation Plan, a nonqualified deferred compensation plan.
2025 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)[1]	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)[2]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Javier J. Rodriguez	$—	$—	$220,743	$—	$1,617,427
Joel Ackerman	$—	$—	$301,603	$—	$2,187,988
David P. Maughan[3]	$—	$—	$—	$—	$—
Kathleen A. Waters	$443,832	$—	$233,924	$(238,336)	$2,214,700
James O. Hearty[3]	$—	$—	$—	$—	$—
1The amount disclosed in the table above for Ms. Waters is reported in the "Salary" column of the 2025 Summary Compensation Table. Ms. Waters deferred $114,231 and $281,003 in 2024 and 2023, respectively.
2None of the earnings in this column are included in the 2025 Summary Compensation Table because they are not preferential or above market.
3Messrs. Maughan and Hearty did not participate in any of the Company’s nonqualified deferred compensation plans in 2025 or in any prior years.

Executive Compensation
Deferred Compensation Plan
The 2025 Nonqualified Deferred Compensation Table presents amounts deferred under our Deferred Compensation Plan.
Contributions
Under the Deferred Compensation Plan, participants may defer (i) up to 50% of their base salary, and (ii) all or a portion of their annual incentive payment that is earned in the same year as their base salary but payable in the following year.
Under the plan, deferred amounts are credited with earnings or losses based on the rate of return of one or more investment alternatives selected by the participant from among the investment funds selected by the Company.
Participants may change their investment elections daily. We do not make company contributions to participants’ accounts under the Deferred Compensation Plan. All participant contributions are irrevocably funded into a rabbi trust for the benefit of those participants. Assets held in the trust are subject to the claims of the Company’s general creditors in the event of the Company’s bankruptcy or insolvency until paid to the plan participants.
Payment of Benefits
Distributions are generally paid out in cash at the participant’s election. Under the Deferred Compensation Plan, distributions can be made commencing in the second year following the year to which the deferral election applies, after separation from service, or on any other scheduled payment date, and participants can elect to receive either a lump sum distribution or annual installments over any period from two to twenty years; provided, that, if the Deferred Compensation Plan balance does not exceed $20,000, a lump sum will be paid. If the participant has not elected a specified year for payout and the participant has a separation from service, distributions generally will be paid in a lump sum cash distribution after separation from service.
In the event of a participant’s unforeseeable emergency, the plan administrator may, in its sole discretion, authorize the cessation of deferrals by a participant and provide for immediate distribution to a participant in the form of a lump sum cash payment to cover the unforeseeable emergency.
Potential Payments Upon Termination or Change of Control
Employment Agreements and Severance Plan
Pursuant to the terms of his employment agreement, if Mr. Rodriguez's employment is terminated by the Company without cause or he resigns for good reason (each, a "Qualifying Termination"), then he will be entitled to receive (i) any bonus earned and payable but not yet paid for the fiscal year prior to the year in which the termination occurs, (ii) a payment equal to the product of (x) two (three in the case of a Qualifying Termination within two years after a change of control) (the "Severance Multiple"), and (y) the sum of his base salary in effect as of the date of termination and the average of the annual incentive bonus earned for the last two fiscal years before the fiscal year in which the termination occurs (the "Prior Bonus"), payable in installments or, in the case of a Qualifying Termination within two years after a change of control, in a lump sum, (iii) a prorated annual incentive bonus for the fiscal year in which the termination occurs (based on the actual bonus earned under the objective standards set for such year), (iv) continued health benefits at active teammate rates for a number of years equal to the Severance Multiple, subject to earlier termination in the event Mr. Rodriguez accepts full-time employment with another employer, and (v) the use of an office and services of an administrative assistant for a number of years equal to the Severance Multiple or until Mr. Rodriguez obtains other full-time employment. These payments are subject to forfeiture and repayment in the event that Mr. Rodriguez breaches the non-compete, non-solicit, non-disparagement or confidentiality covenants contained in his employment agreement.
For Messrs. Ackerman, Maughan, and Hearty and Ms. Waters, under the terms of their employment agreements and/or the DaVita Inc. Severance Plan for Directors and Above (the "Severance Plan"), as applicable, if their employment is terminated by the Company for any reason other than death, disability or material cause (or, in the case of Mr. Ackerman, if he resigns for good reason), then they would be entitled to receive (i) the benefits set forth in the Severance Plan, pursuant to the terms and conditions of the plan in effect at the time of termination (i.e., base

Notice of 2026 Annual Meeting and Proxy Statement	56

Executive Compensation
salary continuation for a period of one year, reduced dollar-for-dollar by the amount of any compensation received from another employer during the severance period), and (ii) with respect to Mr. Ackerman, (A) a bonus in the amount he received for the previous year, pro-rated based on the number of months served in the year of termination, and (B) continued health benefits at active teammate rates for 18 months or until Mr. Ackerman becomes eligible to receive substantially similar coverage from another employer or other source.
In the event that Mr. Maughan or Ms. Waters resigns for good cause, then they would be entitled to receive (i) the benefits set forth in the Severance Plan, pursuant to the terms and conditions of the plan in effect at the time of termination (but in no event less than base salary continuation for one year, and, for Mr. Maughan, in the event of a qualifying resignation due to a good cause event that occurs within two years following a change of control, no less than two years), and (ii) if their employment is terminated after April in a given year, a lump-sum payment equal to the bonus paid in the year prior to the year in which the termination occurs, pro-rated for the number of months served in the year of termination.
If Mr. Ackerman's employment is terminated by the Company for any reason other than death, disability or material cause or if he resigns for good reason, in each case, within 12 months following a change of control, then he would be entitled to receive (i) a lump-sum payment equal to two times the sum of his base salary and an amount equal to the bonus received for the year prior to the year in which the termination occurs, and (ii) continued health benefits at active teammate rates for 18 months or until Mr. Ackerman becomes eligible to receive substantially similar coverage from another employer or other source.
Other Severance Payments and Benefits
In the event of termination as a result of death, the estates of the NEOs will also receive the proceeds of the respective term life insurance policy for each NEO. The coverage amount for each NEO as of December 31, 2025 was as follows: $1,500,000 for Mr. Rodriguez; $800,000 for Mr. Ackerman; $725,000 for Mr. Maughan; $750,000 for Ms. Waters; and $600,000 for Mr. Hearty. The amounts are generally equal to one times the base salary of the NEO at the time of benefits elections, subject to certain caps.
The Company does not provide for tax gross-ups in any employment agreements. Mr. Rodriguez's employment agreement provides that in the event that payments to Mr. Rodriguez would be subject to the excise tax imposed by Section 4999 of the Code, then the payments would be either (i) reduced so that no portion of the payments would be subject to such excise tax, or (ii) paid in full, whichever produces the better net after-tax position to the executive.
To receive the severance payments and benefits described above, each NEO must execute the Company’s standard severance and general release agreement. In addition, the existing employment agreements with each of our NEOs include confidentiality provisions that would apply until the confidential information becomes publicly available (other than through breach by the NEO). These employment agreements generally also include, among other things, nonsolicitation provisions which prohibit each NEO from soliciting any patient or customer of the Company to patronize a competing dialysis facility or from soliciting any patient, customer, supplier or physician to terminate their business relationship with the Company, for a period of two years following the termination of the NEO’s employment. Further, as a condition of receiving certain severance benefits described above, Ms. Waters and Mr. Maughan must, during the period of time when she or he are receiving such benefits, (i) make herself or himself available to answer questions and cooperate in the transition of her duties, (ii) respond to any inquiries from the Company's compliance department, including making herself or himself available for interview, and (iii) cooperate with the Company in the prosecution and/or defense of any claim, including making herself or himself available for any interview, appearing at depositions, and producing requested documents. The Company will reimburse them for any out-of-pocket expenses they may incur.
Limited Accelerated Vesting of Stock-Based Awards
Termination in Connection with a Change of Control or Acquiror Fails to Assume Awards
Our stock-based award agreements generally do not provide for single-trigger vesting upon a change of control. In the limited circumstances such as (i) in connection with a change of control, where the acquiring entity fails to assume, convert or replace the NEO’s options or awards, or (ii) the NEO’s employment is terminated within the twenty-four-month period following a change of control by the Company (or the acquiring entity) other than for cause or, if applicable, by the NEO in accordance with the termination for good reason provisions of the NEO’s employment agreement, if any, then, in any such case, the stock-based awards will automatically vest and become immediately exercisable in their entirety, with such vesting to be effective as of immediately prior to the effective date of the change of control in the case of (i), and as of the date of termination of the NEO’s employment in the case of (ii). For grants of PSUs, upon a change of control, all PSU performance metrics in which the performance period has not completed, are converted to a Relative TSR metric. The number of shares issuable are then determined based on the Company’s Relative TSR performance (as described in the Compensation Discussion and Analysis) based on an ending average price period of the 30 calendar days immediately preceding the change of control.
Rule of 65 Vesting
For grants and awards of SSARs, RSUs and/or PSUs to our NEOs, the award agreements provide that an executive officer who has achieved a minimum age of 55 and a minimum of five years of continuous service with the Company receive certain benefits with respect to outstanding equity awards upon a qualifying retirement if the sum of age plus years of service is greater than or equal to 65. In the event of such a qualifying retirement under the award agreements (i) SSARs will become exercisable in accordance with the normal vesting schedules set forth in the underlying award agreements, as if the eligible officer had not separated from service, and remain exercisable until the normal expiration dates set forth in the underlying award agreements, (ii) RSUs will remain outstanding and will continue to vest in accordance with the original vesting schedule set forth in the underlying award agreements, and (iii) PSUs will remain eligible to vest, as if the eligible officer had not separated from service, based on actual performance during the applicable performance period, with any unvested PSUs to be settled within 60 days following the expiration of the applicable performance period.
As of December 31, 2025, Messrs. Rodriguez, Ackerman and Hearty and Ms. Waters were retirement-eligible under the award agreements.
Other Termination Events
The Company's equity award agreements with the NEOs generally provide for full vesting in the event of death or disability, with PSUs (excluding those with performance metrics for which the performance period has completed) vesting at their target number of shares, and do not provide for any accelerated vesting for a termination without cause or due to good reason absent a change of control of the Company.

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Executive Compensation
Severance Payments and Benefits
The following table sets forth the Company’s payment obligations pursuant to the terms of the employment or severance arrangements with each of our NEOs and their equity award agreements, under the circumstances specified below, assuming that the relevant triggering event occurred on December 31, 2025:

	Death, Disability, and Qualified Retirement		Involuntary Termination Without Material Cause		Resignation for Good Reason		Resignation for Good Reason or by the Company Without Cause after a Change of Control
Javier J. Rodriguez
Salary	$—		$11,326,182	3	$11,326,182	3	$16,989,273	3
Bonus[2]	—		2,089,491	4	2,089,491	4	2,089,491	4
Health Benefits	—		62,826	5	62,826	5	94,239	5
Office and Assistant	—		257,416	6	257,416	6	386,124	6
Value of Stock Awards	17,765,196	13	17,765,196	13	17,765,196	13	10,959,048	14
Total Value[1]	$17,765,196		$31,501,111		$31,501,111		$30,518,175
Joel Ackerman
Salary	$—		$850,000	7	$850,000	7	$1,700,000	10
Bonus	—		1,464,220	8	1,464,220	8	1,464,220	11
Health Benefits	—		44,820	9	44,820	9	44,820	9
Value of SSARs[12]	64,648		64,648		64,648		64,648
Value of Stock Awards	16,777,471	13	16,777,471	13	16,777,471	13	15,934,825	14
Total Value[1]	$16,842,119		$19,201,159		$19,201,159		$19,208,513
David P. Maughan
Salary	$—		$725,000	7	$725,000	7	$1,450,000	10
Bonus	—		—		1,313,899	8	1,313,899	8
Value of Stock Awards	12,238,410	13	—		—		11,290,334	14
Total Value	$12,238,410		$725,000		$2,038,899		$14,054,233
Kathleen A. Waters
Salary	$—		$750,000	7	$750,000	7	$—
Bonus	—		—		1,281,193	8	—
Value of SSARs[12]	23,703		23,703		23,703		23,703
Value of Stock Awards	12,213,757	13	12,213,757	13	12,213,757	13	11,763,406	14
Total Value[1]	$12,237,460		$12,987,460		$14,268,653		$11,787,109
James O. Hearty
Salary	$—		$600,000	7	$—		$—
Value of SSARs[12]	8,618		8,618		8,618		8,618
Value of Stock Awards	4,696,298	13	4,696,298	13	4,696,298	13	4,536,903	14
Total Value	$4,704,916		$5,304,916		$4,704,916		$4,545,521
1Does not include any amounts payable to Mr. Rodriguez, Mr. Ackerman or Ms. Waters pursuant to our Deferred Compensation Plan as such amounts are currently vested. Please see the 2025 Nonqualified Deferred Compensation Table for detail on such amounts as of December 31, 2025.
2Mr. Rodriguez (or his estate) will be entitled to receive the amount of any bonus earned and payable but not yet paid for the fiscal year prior to the year in which the termination occurs. As of December 31, 2025, Mr. Rodriguez had fully earned and received his bonus for 2024, the fiscal year prior to the year of assumed termination and accordingly, no bonus amount for Mr. Rodriguez is included in the table above.
3Mr. Rodriguez will be entitled to receive a lump-sum payment equal to the product of (x) the applicable Severance Multiple, and (y) the sum of his base salary in effect as of the date of termination and the Prior Bonus. The amount reported in the table above reflects the product of (x) the applicable Severance Multiple, and (y) the sum of Mr. Rodriguez’s base salary as of December 31, 2025, which was $1,500,000, and the average of Mr. Rodriguez’s 2024 annual incentive bonus in the amount of $4,118,119 and Mr. Rodriguez’s 2023 annual incentive bonus in the amount of $4,208,063.
4Mr. Rodriguez will be entitled to receive the amount of any bonus earned and payable but not yet paid for the fiscal year prior to the year in which the termination occurs. Mr. Rodriguez will also be entitled to receive a prorated annual incentive bonus (based on the actual bonus earned under the objective standards set forth under the 2020 Plan for the fiscal year in which the termination occurs) through and including the date of termination. Because Mr. Rodriguez had served for the entire year, there would have been no pro-rata reduction upon a termination as of December 31, 2025 and this amount reflects his 2025 annual incentive bonus as reported in the 2025 Summary Compensation Table.
5Mr. Rodriguez will continue to receive his health benefits for a number of years equal to the applicable Severance Multiple, subject to earlier termination in the event Mr. Rodriguez accepts full-time employment with another employer. The amount reported in the table above is the estimated actual cost of COBRA insurance premiums for Mr. Rodriguez for the applicable period, based on current insurance premium costs.

6Mr. Rodriguez will be entitled to the use of an office and services of an administrative assistant for a number of years equal to the applicable Severance Multiple or until he obtains other full-time employment. The amount above reflects the estimated costs to us of providing the continued salary for an administrative assistant's services for the applicable period based on the Company's salary and benefits costs as of December 31, 2025 and assuming that Mr. Rodriguez utilizes such services for the full period. There is no additional cost associated with Mr. Rodriguez's use of an office as we have assumed for purposes of this table that he would use a Company office.
7The executive will be entitled to receive the executive's salary for the one-year period following termination. As of December 31, 2025, the base salaries for the NEOs participating in the Severance Plan were as follows: Mr. Ackerman — $850,000; Mr. Maughan — $725,000; Ms. Waters — $750,000; and Mr. Hearty — $600,000. Such payment obligation will be reduced dollar-for-dollar by the amount of any compensation received by the executive from another employer during the severance period, and the executive is obligated to use reasonable efforts to find employment during such period.
8Represents a lump sum payment equal to the bonus paid in the year prior to the termination, prorated for the number of months served in the year the executive's employment is terminated. The Company interprets this severance provision to mean the severance is based on the bonus paid “for” the year prior to the year for which a bonus was most recently earned. This severance amount is reported as the bonus paid to the executive for 2024.
9Mr. Ackerman will continue to receive his health benefits for the 18-month period following his termination without material cause or resignation for good cause, subject to earlier termination in the event Mr. Ackerman accepts full-time employment with another employer. The amount reported in the table above is the estimated actual cost of COBRA insurance premiums for Mr. Ackerman for the 18-month period following termination, based on current insurance premium costs.
10Represents a lump sum payment equal to two times the sum of the executive's base salary in effect as of the date of termination. The amount reported in the table above for Messrs. Ackerman and Maughan, reflects two times their base salaries of $850,000 and $725,000, respectively, as of December 31, 2025.
11Represents a lump sum payment equal to the bonus paid in the year prior to the termination. This severance amount is reported as the bonus paid to Mr. Ackerman for 2024.
12Values are based on the aggregate difference between the respective base prices and the closing sale price of our Common Stock on December 31, 2025 (or the last trading day of the year), which was $113.61 per share, as reported by the NYSE.
13Values are based on the aggregate number of shares underlying PSUs (at target except for PSU performance metrics in which the performance period has completed) and RSUs for the relevant awards, multiplied by the closing sale price of our Common Stock on December 31, 2025 (or the last trading day of the year), which was $113.61 per share, as reported by the NYSE. For Messrs. Rodriguez, Ackerman, and Hearty and Ms. Waters only, the amounts reflected would pay out upon a qualified retirement under the Rule of 65 as described above.
14Values are based on the aggregate number of shares underlying PSUs and RSUs multiplied by the closing sale price of our Common Stock on December 31, 2025 (or the last trading day of the year), which was $113.61 per share, as reported by the NYSE. For PSUs, performance through December 31, 2025 was used to determine the shares that would vest upon a termination in connection with a change of control or, in the event the acquiror does not assume the awards, upon a change of control, except for those PSUs for which the performance period has completed. Per the award agreements, all PSU performance metrics in which the performance period has not completed, convert to a Relative TSR performance metric upon a change of control.

Notice of 2026 Annual Meeting and Proxy Statement	60

Pay Ratio Disclosure
As required by Section 953(b) of Dodd-Frank, the Company is providing the following disclosure about the relationship of the annual total compensation of Mr. Rodriguez, our Chief Executive Officer, to the annual total compensation of our teammates.
Ratio
For 2025, based on the methodology described below:
–The median of the annual total compensation of all of our teammates (other than our CEO) was $71,839.
–As we have included the value of non-discriminatory benefits in the calculation of the median teammate’s annual total compensation, Mr. Rodriguez’s annual total compensation, as reported in the 2025 Summary Compensation Table, has been adjusted to also include the value of non-discriminatory benefits. As a result of the foregoing, Mr. Rodriguez’s annual total compensation was $18,233,679 for purposes of this calculation.
–Based on the information above, the ratio of the annual total compensation of Mr. Rodriguez to the median of the annual total compensation of all teammates is estimated to be 254 to 1.
We believe the SEC CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the SEC CEO Pay Ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Identification of Median Teammate
We selected October 31, 2025 as the date on which to identify our median teammate for 2025 (such date, the "2025 determination date"). Our teammate population on the 2025 determination date consisted of 78,397 individuals, of which 55,609 were in the U.S. and 22,788 were outside the U.S. We excluded from the pay ratio calculation certain teammates based in non-U.S. jurisdictions as permitted by SEC rules.1 As a result, we used a total workforce of 75,513 teammates for the median teammate calculation, of which 55,609 were in the U.S. and 19,904 were outside the U.S.
For purposes of identifying the median teammate from our teammate population base, we sorted all of our teammates (excluding our CEO) based on gross wages and salary, as compiled from our payroll records, and determined the median teammate. From a nexus group, we picked the most representative median employee based on retirement and benefit plan participation. We believe this method captures the principal forms of compensation available to all of our teammates and this information is readily available with respect to our teammates. In addition, we measured compensation for purposes of determining the median teammate using the 12-month period ending on the 2025 determination date. Compensation paid in foreign currencies was converted to U.S. dollars based on a weighted average exchange rate for the relevant period.
In determining the annual total compensation of the median teammate, such teammate’s compensation was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K, as required pursuant to the SEC executive compensation disclosure rules, provided that we also, as permitted by those rules, included the value of certain non-discriminatory benefits. Variability in the value of these non-discriminatory benefits year-over-year may drive similar variability in the annual total compensation of the median teammate.
1     Relying on this rule, which permits such exclusions so long as we do not exclude more than 5% of our total teammates, we excluded a total of 2,884 teammates in the following jurisdictions in 2025: China (1,132); Hong Kong (3); Japan (56); Malaysia (613); Netherlands (2); Panama (59); Portugal (586); Singapore (63); and United Kingdom (370).

Pay Versus Performance
Pursuant to Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, the Pay Versus Performance Table (set forth below) is required to include “compensation actually paid” ("CAP"), as calculated per SEC disclosure rules, to the Company’s principal executive officer (“PEO”) and the Company’s non-PEO NEOs, as noted below. “Compensation actually paid” represents a required calculation of compensation that differs significantly from the Summary Compensation Table calculation of compensation, the NEO’s realized or earned compensation, as well as from the way in which the Compensation Committee views annual compensation decisions, as discussed in the CD&A. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by NEOs, including with respect to SSARs, RSUs and PSUs, which remain subject to forfeiture if the vesting conditions are not satisfied.

Year [1]	Summary Compensation Table Total for PEO [2] ($)	Compensation Actually Paid to PEO [3] ($)	Average Summary Compensation Table Total for Non-PEO NEOs [2] ($)	Average Compensation Actually Paid to Non-PEO NEOs [4] ($)	Value of Initial Fixed $100 Investment Based On: [5]		Net Income ($)	Adjusted Earnings per Share [7] ($)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return [6] ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2025	18,210,597	18,939,532	4,406,995	1,035,676	96.77	113.00	1,078,716,000	10.78
2024	21,807,489	20,569,084	5,314,871	13,647,050	127.38	94.85	1,250,737,000	10.69
2023	6,712,328	4,811,039	6,408,000	14,576,297	89.23	92.92	956,978,000	8.19
2022	2,984,581	(86,403,681)	4,203,738	(8,601,804)	63.60	88.35	781,643,000	7.13
2021	3,298,439	(13,076,235)	4,262,738	3,784,342	96.90	110.00	1,211,762,000	9.24
1Javier J. Rodriguez served as the Company’s principal PEO for the entirety of each year presented above and the Company’s other NEOs for the applicable years were as follows:
–2025: Joel Ackerman; David P. Maughan; Kathleen A. Waters; and James O. Hearty.
–2024: Joel Ackerman; David P. Maughan; Kathleen A. Waters; James O. Hearty; and Michael D. Staffieri.
–2023: Joel Ackerman; Michael D. Staffieri; Kathleen A. Waters; and James O. Hearty.
–2022: Joel Ackerman; Michael D. Staffieri; Kathleen A. Waters; and James O. Hearty.
–2021: Joel Ackerman; Michael D. Staffieri; Kathleen A. Waters; and James O. Hearty.
2Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year in the case of Mr. Rodriguez and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for the Company’s NEOs for the applicable year other than the PEO for such years.
3Amounts reported in this column are calculated per the SEC disclosure rules to represent the compensation actually paid to Mr. Rodriguez as the Company’s PEO in the indicated fiscal years, based on his total compensation reported in the Summary Compensation Table for the indicated fiscal years and adjusted as shown in the table below:

	PEO
	2025	2024	2023	2022	2021
Summary Compensation Table - Total Compensation(a)	$18,210,597	$21,807,489	$6,712,328	$2,984,581	$3,298,439
- Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year(b)	$(14,142,463)	$(15,849,833)	$—	$—	$—
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year(c)	$14,577,341	$14,611,428	$—	$—	$—
+ Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years(d)	$643,329	$—	$—	$(43,928,697)	$(17,202,972)
+ Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year(e)	$—	$—	$—	$—	$—
+ Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year(f)	$(349,272)	$—	$(1,901,289)	$(45,459,565)	$828,298
- Fair Value as of Prior Fiscal Year-End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year(g)	$—	$—	$—	$—	$—
= Compensation Actually Paid	$18,939,532	$20,569,084	$4,811,039	$(86,403,681)	$(13,076,235)
(a)Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year.
(b)Represents the aggregate grant date fair value of the stock awards and option awards granted to Mr. Rodriguez during the indicated fiscal year, computed in accordance with FASB ASC 718.

Notice of 2026 Annual Meeting and Proxy Statement	62

(c)Represents the aggregate fair value as of the indicated fiscal year-end of Mr. Rodriguez’s outstanding and unvested stock awards and option awards granted during such fiscal year, computed in accordance with FASB ASC 718 and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
(d)Represents the aggregate change in fair value during the indicated fiscal year of the outstanding and unvested stock awards and option awards held by Mr. Rodriguez as of the last day of the indicated fiscal year, computed in accordance with FASB ASC 718 and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
(e)Represents the aggregate fair value at vesting of the stock awards and option awards that were granted to Mr. Rodriguez and vested during the indicated fiscal year, computed in accordance with FASB ASC 718.
(f)Represents the aggregate change in fair value, measured from the prior fiscal year-end to the vesting date, of each stock award and option award held by Mr. Rodriguez that was granted in a prior fiscal year, and which vested during the indicated fiscal year, computed in accordance with FASB ASC 718.
(g)Represents the aggregate fair value as of the last day of the prior fiscal year of Mr. Rodriguez’s stock awards and option awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with FASB ASC 718.
4Amounts reported in this column represent the compensation actually paid to the Company’s NEOs other than Mr. Rodriguez in the indicated fiscal year, as calculated per the SEC disclosure rules based on the average total compensation for such NEOs reported in the Summary Compensation Table for the indicated fiscal year and adjusted as shown in the table below:

	Other NEOs Average (a)
	2025	2024	2023	2022	2021
Summary Compensation Table - Total Compensation(b)	$4,406,995	$5,314,871	$6,408,000	$4,203,738	$4,262,738
- Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year(c)	$(2,959,450)	$(3,122,225)	$(4,338,381)	$(3,030,532)	$(2,869,513)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year(d)	$3,050,454	$3,442,135	$8,695,914	$1,700,247	$3,485,674
+ Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years(e)	$(3,226,035)	$6,440,252	$2,184,874	$(9,833,754)	$(1,612,646)
+ Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year(f)	$—	$—	$—	$—	$—
+ Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year(g)	$(236,288)	$1,572,017	$1,625,890	$(1,641,503)	$518,089
- Fair Value as of Prior Fiscal Year-End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year(h)	$—	$—	$—	$—	$—
= Compensation Actually Paid	$1,035,676	$13,647,050	$14,576,297	$(8,601,804)	$3,784,342
(a)Please see footnote 1 of this section for the NEOs included in the average for each indicated fiscal year.
(b)Represents the average Total Compensation as reported in the Summary Compensation Table for the reported NEOs in the indicated fiscal year.
(c)Represents the average aggregate grant date fair value of the stock awards and option awards granted to the reported NEOs during the indicated fiscal year, computed in accordance with FASB ASC 718.
(d)Represents the average aggregate fair value as of the indicated fiscal year-end of the reported NEOs’ outstanding and unvested stock awards and option awards granted during such fiscal year, computed in accordance with FASB ASC 718 and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
(e)Represents the average aggregate change in fair value during the indicated fiscal year of the outstanding and unvested stock awards and option awards held by the reported NEOs as of the last day of the indicated fiscal year, computed in accordance with FASB ASC 718 and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
(f)Represents the average aggregate fair value at vesting of the stock awards and option awards that were granted to the reported NEOs and vested during the indicated fiscal year, computed in accordance with FASB ASC 718.
(g)Represents the average aggregate change in fair value, measured from the prior fiscal year-end to the vesting date, of each stock award and option award held by the reported NEOs that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with FASB ASC 718.
(h)Represents the average aggregate fair value as of the last day of the prior fiscal year of the reported NEOs’ stock awards and option awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with FASB ASC 718.
5Pursuant to rules of the SEC, the comparison assumes $100 was invested on December 31, 2020. Historic stock price performance is not necessarily indicative of future stock price performance.
6The TSR Peer Group consists of the Standard & Poor’s Health Care Services Select Industry Index, an independently prepared index that includes companies in the healthcare industry.
7As noted in the CD&A, for 2025, the Compensation Committee determined that Adjusted EPS continues to be viewed as a core driver of the Company’s performance and stockholder value creation and, accordingly, was utilized as a component in the 2025 LTI Program. “Adjusted Earnings per Share” is a non-GAAP financial measure that represents a per share measure of adjusted diluted net income, to exclude certain items from net income that we do not believe are indicative of our ordinary results of operations, such as those shown in Annex A.

Specifically, as reported in this table, Adjusted EPS represents our adjusted diluted net income per share attributable to DaVita Inc. from continuing operations, as adjusted under the pre-established terms of the applicable PSU awards for each reporting year, which may include, among other things, impacts of force majeure events, adjustments to remain consistent with reporting methodology in place at the time that the grant was designed and made, COVID-19 normalization adjustment, and ballot initiatives, in each case, net of any associated taxes. For additional information on how the Compensation Committee designed our compensation programs using certain adjustments, see "What We Pay and Why - Long-Term Incentive Program for 2025." The amount reported for each reporting year in this table represents the Adjusted EPS calculated in accordance with the PSU awards granted during the applicable reporting year and may not align with similar measures under other compensation plan agreements or be comparable to other years presented in this table. Please see Annex A for a presentation of the most directly comparable GAAP financial measure and a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure.
Relationship Between Pay and Performance
We believe the compensation actually paid, as calculated in accordance with SEC disclosure rules, in each of the years reported above and over the five-year cumulative period reflect the Compensation Committee’s emphasis on “pay-for-performance” as the compensation actually paid fluctuated year-over-year, primarily due to our stock performance and our varying levels of achievement against pre-established performance goals under our STI program and LTI program, including our Adjusted EPS performance. The CD&A describes in greater detail the Compensation Committee's emphasis on "pay-for-performance" and how our executive compensation program is designed to link executive compensation with the achievement of our financial and strategic objectives as well as stockholder value creation.
Because of the weighting of our executive compensation program towards long-term incentives through grants of some combination of PSUs, SSARs and RSUs, the compensation actually paid is most significantly impacted by changes in our stock price over the vesting period of those awards.
The following graph illustrates the relationship between pay and performance, as calculated per the SEC disclosure rules.

Notice of 2026 Annual Meeting and Proxy Statement	64

Tabular List of Financial Performance Measures
The following is a list of financial performance measures, which in the Company’s assessment represent the most important financial performance measures used by the Company to link compensation actually paid to the NEOs for 2025. In addition to these financial metrics, the Company's executive compensation program is impacted by our performance with respect to operational and sustainability-related goals and the achievement by the executive officers of customized objectives under the STI Program. Please see the CD&A for further information regarding the following financial performance measures as well as the operational and sustainability and customized objectives used in the STI Program.

Four Most Important Financial Performance Measures for Determining NEO Compensation
Adjusted Earnings per Share
Free cash flow
Adjusted operating income
Total shareholder return

Compensation of Directors

Compensation of Directors
The following table sets forth information concerning the compensation of our non-employee directors during 2025. Mr. Rodriguez serves as a member of our Board but, as an executive officer of the Company, Mr. Rodriguez does not receive any additional compensation for his services as a member of our Board.
2025 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	Total ($)
Pamela M. Arway	$302,500	$199,949	$502,449
Charles G. Berg[3]	$58,132	$136,262	$194,394
Barbara J. Desoer	$190,000	$199,949	$389,949
Jason M. Hollar	$177,500	$199,949	$377,449
Dr. Gregory J. Moore, M.D., Ph.D.	$180,000	$199,949	$379,949
Dennis W. Pullin	$122,500	$199,949	$322,449
Adam H. Schechter	$137,500	$199,949	$337,449
Wendy L. Schoppert	$140,000	$199,949	$339,949
Phyllis R. Yale	$180,000	$199,949	$379,949
1Consists of the amounts described below under the subsections “— Annual Retainers” and “— Meeting Fees”. With respect to Mr. Berg, includes the prorated portion of the $25,000 second quarter cash retainer in the amount of $18,132.
2The amounts reported in this column reflect the aggregate grant date fair value of all direct stock issuance awards ("DSI") granted to our non-employee directors during 2025 as estimated by the Company in accordance with FASB ASC Topic 718. This includes four quarterly grants under the Director Compensation Policy (as defined below) granted on March 15, 2025, May 15, 2025, August 15, 2025, and November 15, 2025. Mr. Berg received a prorated quarterly grant on June 5, 2025 for the quarter in which he retired from the Board. See Note 17 to the Consolidated Financial Statements included in our 2025 Form 10-K for a discussion of the relevant assumptions used in calculating the grant date fair value pursuant to FASB ASC Topic 718. As of December 31, 2025, no non-employee director had any outstanding equity awards.
3Mr. Berg did not stand for reelection at the 2025 Annual Meeting, and his service on the Board terminated effective June 5, 2025.

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Compensation of Directors
Director Compensation
Our non-employee director compensation program, which is embodied in our non-employee director compensation policy (the “Director Compensation Policy”), is designed to attract and retain highly-qualified directors and to align the interests of our directors with the long-term interests of our stockholders. The Compensation Committee is responsible for recommending to the Board the compensation of our non-employee directors. As part of this process, the Compensation Committee reviews the compensation program for our non-employee directors no less than annually and considers input from its independent compensation consultant, Compensia, regarding general market practices on director compensation as well as comparative market data for our comparator peer group, which is the same peer group used for purposes of evaluating the competitiveness of our executive compensation program. The Compensation Committee also considers feedback received on our director compensation program through engagement with our stockholders.
The following describes the compensation paid to our non-employee directors for service as a director during 2025 under the Director Compensation Policy, as set forth in the table above. Directors who are current teammates or officers do not receive compensation for service on the Board or any committee of the Board.
Stock-Based Compensation
Annual Grant. Under the Director Compensation Policy, each of our non-employee directors is entitled to receive DSIs granted in four equal installments on March 15, May 15, August 15 and November 15 (each, a "Grant Date"), in an amount determined by dividing $50,000 by the closing market price of our Common Stock on the applicable Grant Date, or if the Grant Date does not fall on a trading day, then the last trading day prior to the Grant Date. The DSIs are prorated based on the number of days of service on the Board.
Annual Retainers
Annual Retainer. Pursuant to the Director Compensation Policy, each of our non-employee directors was entitled to receive an annual retainer of $100,000 in cash per year, paid quarterly in arrears. The quarterly retainer due to a director elected during a quarter is prorated based on the days of service on the Board during the applicable calendar quarter.
Independent Chair Retainer. Pursuant to the Director Compensation Policy, a director serving as the independent Chair of the Board ("Independent Chair") receives an additional retainer of $175,000 in cash per year, paid quarterly in arrears, in light of the extra time commitment and responsibilities of the Independent Chair. The quarterly retainer due to the Independent Chair is to be prorated based on the number of days of service as Independent Chair during the applicable calendar quarter.
If the Independent Chair also serves as a chair of any committee of the Board, the Independent Chair will also be entitled to receive the additional retainer for serving as the chair of any such committee, in addition to the retainer he or she is entitled to receive as the Independent Chair.
Committee Chairs Retainer. Under the Director Compensation Policy, the chairs of the Audit, Compensation, Compliance and Quality, and Nominating and Governance Committees received an additional retainer of $50,000 in cash per year, each paid quarterly in arrears. The quarterly retainer due to a director elected or appointed to a Committee during a quarter is prorated based on the days of service as chair of a committee during the applicable calendar quarter.
Meeting Fees
Board Meetings. Under the Director Compensation Policy, our non-employee directors are not entitled to receive any additional compensation for regularly scheduled Board meetings.
Special Board Meetings. Non-employee directors are entitled to receive $2,500 in cash for attendance at a special meeting regardless of the duration of such meeting, unless the meeting is held telephonically, in which case the meeting must last at least approximately one hour.
Committee Meetings. For committee meetings, non-employee directors who are committee members or whose participation was requested by the chair of a committee are entitled to receive additional compensation of $2,500 in

Compensation of Directors
cash for attendance regardless of the duration of such meetings, unless it is a special committee meeting held telephonically, in which case the meeting must last at least approximately one hour. In the case of Audit Committee meetings related to quarterly earnings releases, additional compensation of $2,500 in cash for each such meeting is paid regardless of the duration of such meetings.
Expense Reimbursement and Per Diem Compensation
Expense Reimbursement. Under the Director Compensation Policy, we reimburse our directors for their reasonable out-of-pocket expenses incurred in connection with their travel to and attendance at meetings of the Board or any committee thereof and other Board-related business, including educational opportunities.
Per Diem Compensation. Additionally, under the Director Compensation Policy, we compensate our non-employee directors on a per diem, hourly or other basis at a rate that is reasonable and fair to the Company as determined at the discretion of the Independent Chair, the Board or the Compensation Committee, as applicable, for significant time spent outside of Board or committee meetings or for meetings or activities outside the scope of normal Board duties, including director training, meeting with Company management or external auditors, interviewing director candidates or other activities deemed necessary by the Independent Chair, the Compensation Committee or the entire Board. If time expended is less than the full unit of time for which a payment rate has been set, the payment shall be made on a pro rata basis.
2026 Updates to the Director Compensation Policy
Effective April 1, 2026, the Board, at the recommendation of the Compensation Committee, revised the Director Compensation Policy to streamline administration and better align our program with the practices of our peers. Key updates to the policy include the elimination of meeting fees and an increase in the annual base retainer from $100,000 to $110,000 for all eligible directors. In addition, the new policy updated the annual retainers for Board committee chairs and committee members as follows: Audit Committee Chair: $70,000; Audit Committee Member: $20,000; Compensation Committee Chair: $62,500; Compensation Committee Member: $12,500; Compliance and Quality Committee Chair: $60,000; Compliance and Quality Committee Member: $10,000; Nominating and Governance Committee Chair: $60,000; Nominating and Governance Committee Member: $10,000; in each case, prorated for the portion of the year that these updates became effective.

Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee has served as one of our officers or employees at any time. During 2025, none of our executive officers served as a member of the compensation committee or board of directors of any other company whose executive officer(s) served as a member of our Compensation Committee or Board.

Notice of 2026 Annual Meeting and Proxy Statement	68

Certain Relationships and Related Person Transactions
We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, nominees for directors, more than 5% beneficial owners of our Common Stock and immediate family members of these persons. We refer to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, in which: (i) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year; (ii) the Company or any of its consolidated subsidiaries is or will be a participant; and (iii) a related person has a direct or indirect material interest, as “related person transactions.” Each related person transaction must be approved in accordance with the Company’s written Related Person Transaction Policy by our Audit Committee or, if our Audit Committee determines that the approval of such related person transaction should be considered by all disinterested members of the Board, by the vote of a majority of such disinterested members.
When determining whether to approve a related person transaction, the Audit Committee or the disinterested members of the Board shall consider all relevant information available concerning the related person transaction, including, without limitation, the following:
–the size of the transaction and the amount payable to a related person;
–the nature of the interest of the related person in the transaction;
–whether the transaction may involve a conflict of interest;
–whether the transaction was undertaken in the ordinary course of business of the Company;
–whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties; and
–any other information regarding the transaction or related person that would be material to investors in light of the circumstances of the transaction.
On April 30, 2024, the Company entered into an agreement (the "share repurchase agreement") with Berkshire Hathaway Inc. on behalf of itself and its affiliates (collectively, "Berkshire"). Berkshire is the beneficial owner of more than 5% of the Company’s Common Stock, and the share repurchase agreement was approved by the Audit Committee in accordance with the Company’s Related Person Transaction Policy. Under the share repurchase agreement, at any time Berkshire beneficially owns at least 45.0% of the issued and outstanding Common Stock of the Company in the aggregate, the Company will repurchase from Berkshire, and Berkshire will sell to the Company, on a quarterly basis, a number of shares of Common Stock sufficient to return Berkshire’s aggregate beneficial ownership to 45.0% of the Company's issued and outstanding Common Stock. The per share price the Company will pay Berkshire for any such share repurchase will be the volume-weighted average price per share paid by the Company for any shares of Common Stock repurchased by the Company from public stockholders pursuant to the Company’s share repurchase program during the applicable repurchase period.
Under the share repurchase agreement, repurchases of Common Stock by the Company from Berkshire will occur on the date that is two business days prior to the date of the Company’s regular quarterly or annual investor call to publicly report earnings; however, if at any time the Company determines that Berkshire beneficially owns or will beneficially own shares of Common Stock representing more than 49.5% of the issued and outstanding Common Stock in the aggregate, such determination will trigger immediate share repurchases under the agreement.
During 2025, pursuant to the terms of the share repurchase agreement, the Company repurchased 3,386,505 shares of Common Stock from Berkshire for approximately $485 million at an average price paid of $143.11 per share.

Audit Committee Report
The Audit Committee of the Board of Directors (the "Audit Committee") is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of four directors, each of whom is independent as defined by New York Stock Exchange listing standards. The Audit Committee operates under a written charter approved by the Board of Directors.
The Audit Committee is directly responsible for the appointment and compensation of the Company’s independent registered public accounting firm, KPMG LLP ("KPMG"), as well as monitoring the independence, qualifications and performance of KPMG and the scope and effectiveness of the Company’s internal audit function. In addition, the Audit Committee has considered whether the provision of non-audit services to the Company by KPMG is compatible with maintaining KPMG’s independence.
Management is responsible for internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and an audit of the effectiveness of internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.
The Audit Committee has met and held discussions with the Company’s internal auditors and KPMG, with and without management present, to discuss the scope of their audit plans, results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
The Audit Committee engaged KPMG to conduct the independent audit for the year ended December 31, 2025. The Audit Committee reviewed and discussed with management the Company's audited consolidated financial statements, as of and for the year ended December 31, 2025. The Audit Committee also discussed with KPMG the matters required to be reviewed and discussed by applicable requirements of the PCAOB and the Securities and Exchange Commission. In addition, the Audit Committee received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG's communications with the Audit Committee concerning independence, and has discussed with KPMG their independence.
Based upon the Audit Committee’s reviews and discussions, referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the Securities and Exchange Commission.
THE AUDIT COMMITTEE

Jason M. Hollar, Chair
Barbara J. Desoer
Adam H. Schechter
Wendy L. Schoppert

Notice of 2026 Annual Meeting and Proxy Statement	70

Stockholder Proposals and Nominations for 2027 Annual Meeting
If you wish to present a proposal for action at the 2027 Annual Meeting and wish to have it included in the Proxy Statement and form of proxy that management will prepare, you must notify us no later than December 25, 2026 in the form required under the rules and regulations promulgated by the SEC. Otherwise, your proposal will not be included in management’s proxy materials.
Our Bylaws include provisions permitting, subject to certain terms and conditions, stockholders or groups of stockholders who have continuously owned at least 3% of the outstanding shares of the Company’s Common Stock for at least three consecutive years to use management’s proxy materials to nominate a number of director candidates not to exceed the greater of two or 20% of the number of directors then in office, subject to reduction in certain circumstances. If you wish to nominate a director for election at the 2027 Annual Meeting and wish to have the nominee included in the Proxy Statement and form of proxy that management will prepare, you must notify us no later than the close of business December 25, 2026, and no earlier than the close of business November 25, 2026. However, if we hold our 2027 Annual Meeting more than 30 days before or more than 70 days after the one-year anniversary of the date that the Company first mailed this Proxy Statement, you must notify us: (i) not earlier than the close of business on the 150th day prior to the 2027 Annual Meeting and (ii) not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the 2027 Annual Meeting was first made. Otherwise, your nominee will not be included in management’s proxy materials. If you wish to present a proposal for action at the 2027 Annual Meeting, even though it will not be included in management’s proxy materials, or if you wish to nominate a director for election at the 2027 Annual Meeting outside of the proxy access provisions of our Bylaws, our Bylaws require that you must notify us no later than the close of business March 7, 2027, and no earlier than the close of business February 4, 2027. However, if we hold our 2027 Annual Meeting more than 30 days before or more than 70 days after the one-year anniversary of our 2026 Annual Meeting, you must notify us: (i) not earlier than the close of business on the 120th day prior to the 2027 Annual Meeting and (ii) not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the 2027 Annual Meeting was first made.
We advise you to review our Bylaws, which contain these and other requirements with respect to advance notice of stockholder proposals and director nominations, including certain information that must be included concerning the stockholder and each proposal or nominee. Our Bylaws are available under the Corporate Governance section of our website, located at www.davita.com/about/corporate-governance.
In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of Director Nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 5, 2027.

General Information
We are delivering this Proxy Statement in connection with the solicitation of proxies by the Board, for use at our 2026 Annual Meeting, which will be held on June 4, 2026, at 10:00 AM Mountain Time. The 2026 Annual Meeting will be a live audio webcast available at www.virtualshareholdermeeting.com/DVA2026, where you will be able to attend, vote your shares electronically and submit questions.
The proxies solicited for the 2026 Annual Meeting will remain valid for use at any meetings held upon adjournment or postponement of that meeting. The Record Date for the 2026 Annual Meeting is the close of business on April 9, 2026. All holders of record of our Common Stock on the Record Date are entitled to notice of, and to vote at, the 2026 Annual Meeting and any adjournment or postponement thereof.
To participate in the virtual 2026 Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials ("e-proxy notice"), proxy card or voting instruction form. The audio webcast will begin promptly at 10:00 AM Mountain Time. Online check-in will begin at 9:45 AM Mountain Time, and you should allow ample time for the check-in procedures. If you encounter any technical difficulties with the virtual meeting platform on the meeting day, please call the technical support number that will be posted on the 2026 Annual Meeting log in page at www.virtualshareholdermeeting.com/DVA2026.
If you wish to submit a question during the 2026 Annual Meeting, log into the virtual meeting platform beginning at 9:45 AM Mountain Time on the meeting day, type your question into the “Ask a Question” field, and click “Submit.” We intend to answer questions submitted by stockholders during the meeting that comply with the 2026 Annual Meeting rules of conduct, which will be posted on the virtual meeting platform.
We are using the "e-proxy" rules adopted by the SEC to furnish proxy materials to our stockholders over the Internet. Under the e-proxy rules, the e-proxy notice will be mailed on or about April 22, 2026 to our stockholders of record and beneficial owners of our Common Stock as of the Record Date, in lieu of a printed copy of our proxy materials. We believe using this e-proxy notice model allows us to reduce costs and helps reduce our carbon footprint.
If you receive an e-proxy notice by mail, you will not receive a printed copy of the proxy materials unless you have previously made a permanent election to receive these materials in paper copy. If you received an e-proxy notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the e-proxy notice.
Whether or not you plan to virtually attend the 2026 Annual Meeting, we encourage you to vote prior to the meeting. Voting in advance will help ensure that your shares will be voted at the 2026 Annual Meeting. Stockholders who vote in advance of the 2026 Annual Meeting may nevertheless attend the 2026 Annual Meeting, revoke their proxy and vote during the 2026 Annual Meeting.
Unless you instruct otherwise in your proxy, any proxy that is given and not revoked will be voted at the 2026 Annual Meeting:
–FOR the election of the nine Director Nominees identified in this Proxy Statement each to serve until the 2027 Annual Meeting or until their successors are duly elected and qualified;
–FOR the ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for fiscal year 2026;
–FOR the approval, on an advisory basis, of the compensation of the Company's NEOs; and
–With regard to all other matters properly presented for a vote at the 2026 Annual Meeting, as determined by the Company Proxies in their best judgment.

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Voting Information
Our only voting securities are the outstanding shares of our Common Stock. As of the Record Date, we had 65,944,342 shares of Common Stock outstanding. Each stockholder of record as of the Record Date is entitled to one vote per share on each matter that we will consider at the Annual Meeting. Stockholders are not entitled to cumulate votes. Under the rules of the NYSE, your broker, bank or other nominee may not vote your uninstructed shares in the election of directors and certain other matters absent specific voting instructions. Thus, if you hold your shares in “street name,” meaning that your shares are registered in the name of your broker, bank or other nominee, and you do not instruct your broker, bank or other nominee how to vote, no votes will be cast on your behalf on any proposal other than the proposal for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2026. The votes that the brokers would have cast if their customers had given them specific instructions are commonly called “broker non-votes.” If the stockholders of record present at the 2026 Annual Meeting or represented by their proxies and entitled to vote at the 2026 Annual Meeting hold at least a majority of our shares of Common Stock outstanding as of the Record Date, a quorum will exist for the transaction of business at the Annual Meeting. Stockholders virtually attending the Annual Meeting or represented by proxy at the 2026 Annual Meeting who abstain from voting and broker non-votes are counted as present for quorum purposes.

How to Vote
Shares of our Common Stock may be held directly in your own name or may be held beneficially through a broker, bank or other nominee in "street name." We have summarized below the distinctions between shares held of record and those owned beneficially.
Stockholder of Record — If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are the stockholder of record with respect to those shares and we are providing proxy materials directly to you. As the stockholder of record, you have the right to vote online during the 2026 Annual Meeting or to grant your voting proxy to the persons designated by us or a person you select.
Beneficial Owner — If your shares are held in "street name" in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of the shares, and you have been provided proxy materials from your broker, bank or other nominee, which is considered the stockholder of record with respect to the shares. As the beneficial owner, you have the right to direct the broker, bank or nominee on how to vote your shares and are also invited to virtually attend the 2026 Annual Meeting. Your broker, bank or nominee will provide you with a voting instruction form for you to use, which will also include a 16-digit control number that will allow you to access the Annual Meeting and vote your shares during the 2026 Annual Meeting.
Voting
Whether you hold our shares as a stockholder of record or as a beneficial owner, we encourage you to vote before the 2026 Annual Meeting. Most stockholders will have a choice of voting through the Internet or by telephone or, if you received a printed copy of the proxy materials, by completing a proxy card or voting instruction form and returning it in a postage-prepaid envelope. Please refer to the instructions below and in the e-proxy notice. If you are a Company teammate who holds shares of Common Stock through the DaVita Retirement Savings Plan (the "401(k) Plan"), certain earlier voting deadlines apply.

Proxy Statement

Through the Internet :
Prior to the 2026 Annual Meeting, you may vote through the Internet by going to www.proxyvote.com and following the instructions. You will need to have the e-proxy notice, or if you received a printed copy of the proxy materials, your proxy card or voting instruction form, available when voting through the Internet. If you want to vote through the Internet in advance of the meeting, you must do so prior to 11:59 PM Eastern Time, on Wednesday, June 3, 2026. If you vote through the Internet, you do not need to return a proxy card.
During the 2026 Annual Meeting, you may vote through the Internet by following the instructions at www.virtualshareholdermeeting.com/DVA2026. You will need to have your e-proxy notice, proxy card or voting instruction form available when you access the virtual 2026 Annual Meeting web page.

By Telephone )
You may vote by touch tone telephone by calling 1-800-579-1639. You will need to have your e-proxy notice, or if you received a printed copy of the proxy materials, your proxy card or voting instruction form, available when voting by telephone. If you want to vote by telephone, you must do so prior to 11:59 PM Eastern Time, on Wednesday, June 3, 2026. If you vote by telephone, you do not need to return a proxy card.

By Mail *
If you are a beneficial owner, you may vote by mail by signing and dating your voting instruction form provided by your broker, bank or nominee and mailing it in a postage-prepaid envelope. If you are a stockholder of record and you received a printed copy of our proxy materials, you may vote by signing and dating your proxy card and mailing it in a postage-prepaid envelope. If you are a stockholder of record and received the e-proxy notice, in order to obtain a proxy card, please follow the instructions on the e-proxy notice. If you want to vote by mail, the proxy card or voting instruction form must be received prior to 11:59 PM Eastern Time, on Wednesday, June 3, 2026.

Teammate 401(k) Stockholders — If you participate in the 401(k) Plan and you are invested in our Common Stock fund in your account, you may give voting instructions to the 401(k) Plan trustee with respect to the share equivalents credited to your account. The plan trustee will vote your shares in accordance with your instructions received by June 2, 2026 at 11:59 PM Eastern Time. You may also revoke previously given voting instructions by June 2, 2026 at 11:59 PM Eastern Time, by filing with the plan trustee either written notice of revocation or a properly completed and signed voting instruction form bearing a later date. If you do not send instructions for a proposal, the plan trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.
Changing Your Vote — If you are a stockholder of record or beneficial owner, you may change your vote at any time prior to the applicable voting deadline by voting again with your 16-digit control number. If you virtually attend the 2026 Annual Meeting, you will also be given the opportunity to vote or change your vote during the 2026 Annual Meeting through the virtual meeting platform at: www.virtualshareholdermeeting.com/DVA2026. If you participate in the 401(k) Plan and you are invested in our Common Stock fund in your account, you may not change your vote after June 2, 2026 at 11:59 PM Eastern Time.

Notice of 2026 Annual Meeting and Proxy Statement	74

Proxy Statement

Votes Required for Proposals.

Proposal	Voting Options	Board Recommendation	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of Broker Non-Votes*
Proposal 1: Election of the nine Director Nominees identified in this Proxy Statement to serve until the Company's 2027 Annual Meeting.	For, Against or Abstain for each nominee	FOR each nominee	Majority of votes cast with respect to each nominee	No effect	No effect
Proposal 2: Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for fiscal year 2026.	For, Against or Abstain	FOR	Majority of shares present virtually or by proxy and entitled to vote thereon	Treated as votes Against	Brokers have discretion to vote
Proposal 3: Approval, on an advisory basis, of the compensation of the Company's NEOs.	For, Against or Abstain	FOR	Majority of shares present virtually or by proxy and entitled to vote thereon	Treated as votes Against	No effect
*See "Voting Information" for additional information on broker non-votes.

Proxy Solicitation Costs
The Company pays the cost of soliciting proxies. We may request banks and brokers to solicit their customers who beneficially own our Common Stock and will reimburse them for their reasonable out-of-pocket expenses relating to these efforts. We have also retained MacKenzie Partners, Inc. (“MacKenzie”) to assist in the distribution and solicitation of proxies, among other things, at a fee of $17,000, plus reimbursement for all reasonable out-of-pocket expenses. MacKenzie and our officers, directors and teammates may supplement the solicitation by mailing of proxies and by telephone, e-mail and personal solicitation. We have agreed to indemnify MacKenzie against liabilities and expenses arising in connection with the proxy solicitation unless caused by MacKenzie’s gross negligence, willful misconduct or bad faith.

Proxy Statement

Delivery of Proxy Statement and Annual Report
Beneficial Owners of our Common Stock (i.e., those who own our common stock in street name, meaning through a bank, brokerage firm, or other nominee) who share the same mailing address may receive only one copy of the e-proxy notice and, as applicable, the Annual Report to Stockholders and Proxy Statement (collectively, the "Proxy Materials"), unless their broker has received contrary instructions from any beneficial owner at that address.This practice, known as “householding,” is designed to reduce printing and mailing costs for DaVita. If any beneficial owner wishes to discontinue householding and receive a separate copy of the Proxy Materials, they should notify their broker. Beneficial owners can also request a separate copy of the Proxy Materials by contacting Investor Relations at the following address or phone number: DaVita Inc., Attn: Investor Relations, 2000 16th Street, Denver, Colorado 80202, 1-888-484-7505. Additionally, stockholders who share the same address and receive multiple copies of the Proxy Materials can request a single copy by contacting us at the address or phone number above.
Forward-Looking Statements
This Proxy Statement contains or refers to certain forward-looking statements within the meaning of the federal securities laws. Without limiting the foregoing, statements including the words "expect," "intend," "will," "may," "continue," "target," "goal", “pledge” and similar expressions are intended to identify forward-looking statements. The Company bases its forward-looking statements on information available to it on the date of this Proxy Statement and undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changed circumstances, new information, future events or otherwise, except as may otherwise be required by law. Actual future events could also differ materially due to numerous factors that involve substantial known and unknown risks and uncertainties including, among other things, the risks and uncertainties set forth under "Risk Factors" and elsewhere in the Company's reports on Form 10-K and Form 10-Q and the other risks and uncertainties discussed in any subsequent reports that the Company files with the SEC from time to time.

Notice of 2026 Annual Meeting and Proxy Statement	76

Other Matters
The Board does not know of any other matters to be presented at the 2026 Annual Meeting but, if other matters do properly come before the meeting, it is intended that the persons named as Proxies in the proxy card will vote on them in accordance with their best judgment.
A copy of our 2025 Annual Report to Stockholders accompanies this Proxy Statement. The 2025 Annual Report to Stockholders includes our audited financial statements for the year ended December 31, 2025. Our Annual Report on Form 10-K includes these financial statements, as well as other supplementary financial information and certain schedules. The Annual Report on Form 10-K is not part of our proxy soliciting material. Copies of the Annual Report on Form 10-K, without exhibits, can be obtained without charge by contacting Investor Relations at the following address: Attention: Investor Relations, DaVita Inc., 2000 16th Street, Denver, Colorado 80202, 1-888-484-7505 or through our website, located at www.davita.com.
By order of the Board of Directors,

Samantha A. Caldwell
Corporate Secretary
April 22, 2026

Annex A
RECONCILIATION OF NON-GAAP MEASURES
Note on Non-GAAP Financial Measures
As used in this Proxy Statement, the term “adjusted” refers to non-GAAP measures as follows, each as reconciled to its most comparable GAAP measure as presented in this Annex A. For income measures, the term “adjusted” refers to operating performance measures that exclude certain items such as cybersecurity costs, impairment charges, earn-out revaluations, gains and losses on ownership changes, restructuring charges, IKC adjustments, accruals for legal matters and debt extinguishment and refinancing charges.
These non-GAAP or “adjusted” measures are presented because management believes these measures are useful adjuncts to GAAP results. However, these non-GAAP measures should not be considered alternatives to the corresponding measures determined under GAAP.
Specifically, management uses adjusted operating income and adjusted diluted earnings per share from continuing operations attributable to DaVita Inc. ("Adjusted Earnings per Share") to compare and evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts and for incentive compensation purposes. We believe these non-GAAP measures also are useful to investors and analysts in evaluating our performance over time and relative to competitors, as well as in analyzing the underlying trends in our business. Furthermore, we believe these presentations enhance a user's understanding of our normal consolidated operating results by excluding certain items which we do not believe are indicative of our ordinary results of operations. As a result, adjusting for these amounts allows for comparison to our normalized prior period results. In accordance with SEC regulations, the below reconciliation of Adjusted Earnings per Share reconciles from GAAP diluted earnings per share attributable to DaVita Inc. to the Adjusted Earnings per Share measure for "Pay versus Performance" disclosure above and is not intended to conform with the Company's earnings release for the representative year.
Finally, free cash flow represents net cash provided by operating activities less distributions to noncontrolling interests, development capital expenditures and maintenance capital expenditures; plus contributions from noncontrolling interests and proceeds from the sale of self-developed properties. Management uses this measure to assess our ability to fund acquisitions, repurchase shares and meet our debt service obligations and we believe this measure is equally useful to investors and analysts as an adjunct to cash flows from operating activities and other measures under GAAP.
It is important to bear in mind that these non-GAAP "adjusted" measures are not measures of financial performance or liquidity under GAAP and should not be considered in isolation from, nor as substitutes for, their most comparable GAAP measures.

Consolidated adjusted operating income:	Year ended December 31,
	2025	2024
	(dollars in millions)
Operating income	$2,044	$2,090
Gain on changes in ownership interests	—	(109)
Cybersecurity incident-related charges	25	—
Legal matter	25	—
Adjusted operating income	$2,094	$1,981

Notice of 2026 Annual Meeting and Proxy Statement	78

Adjusted Earnings per Share from continuing operations:	Year ended December 31,
	2025	2024
	(Per share)
Diluted net income per share from continuing operations attributable to DaVita Inc.	$9.51	$10.73
Gain on changes in ownership interests	—	(1.25)
Cybersecurity incident-related charges	0.33	—
Legal matter	0.33	—
Other loss, net - Mozarc net loss	0.44	—
Debt refinancing charges	—	0.23
Income tax impact related to prior legal matter	0.25	—
Related income tax	(0.08)	(0.02)
Adjusted Earnings per Share from continuing operations attributable to DaVita Inc.(1)	$10.78	$9.68

(1)As reported in the Company's earnings release for the fourth quarter of 2025

Adjusted Earnings per Share for Pay vs. Performance disclosure:	Year ended December 31,
	2025	2024	2023	2022	2021
	(Per share)
Diluted net income per share attributable to DaVita Inc.	$9.84	$10.73	$7.42	$5.85	$8.90
Cybersecurity incident-related charges, net of tax	0.25	—	—	—	—
Gain on changes in ownership interests, net of tax	—	(1.22)	—	—	—
Severance and other costs, net of tax	—	—	0.23	0.19	—
Legal matter, net of tax	0.33	—	0.37	—	—
IKC adjustment, net of tax	—	—	(0.45)	—	—
Earn-out revaluation, net of tax	—	—	(0.06)	—	—
Goodwill impairment, net of tax	—	—	0.21	—	—
Other income - Mozarc net loss (gain), net of tax	0.44	—	(0.12)	—	—
Debt prepayment and refinancing charges, net of tax	—	0.17	0.07	—	—
Income tax impact related to prior legal matter	0.25	—	—	—	0.23
Net income from discontinued operations, net of tax	(0.33)	—	—	(0.14)	—
Other adjustments pursuant to PSU program for applicable year, net of tax	—	1.01	0.52	1.23	0.12
Adjusted Earnings per Share for Pay vs. Performance disclosure	$10.78	$10.69	$8.19	$7.13	$9.24

Free cash flow:	Year ended December 31,
	2025	2024
	(dollars in millions)
Net cash provided by operating activities	$1,887	$2,022
Distributions to noncontrolling interests	(324)	(337)
Contributions from noncontrolling interests	7	14
Maintenance capital expenditures	(412)	(394)
Development capital expenditures	(164)	(162)
Proceeds from sale of self-developed properties	31	18
Free cash flow	$1,024	$1,162
Certain columns or rows in the above tables may not sum due to the presentation of rounded numbers.
For more information regarding the above adjustments used in Consolidated adjusted operating income, Adjusted earnings per share from continuing operations (as reported in the Company's earnings release for the fourth quarter of 2025), and Free cash flow, see our earnings release for the fourth quarter of 2025 furnished to the SEC on February 2, 2026.

DaVita

DAVITA INC.
2000 16TH STREET
DENVER, CO 80202

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on (i) June 2, 2026, for shares held through the DaVita Retirement Savings Plan or (ii) June 3, 2026 for any other shares. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DVA2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on (i) June 2, 2026, for shares held through the DaVita Retirement Savings Plan or (ii) June 3, 2026 for any other shares. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V93934-P48365 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

DAVITA INC.

The Board of Directors recommends you vote FOR all director nominees named in the Proxy Statement in Proposal 1:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Pamela M. Arway	☐	☐	☐
1b. Barbara J. Desoer	☐	☐	☐
1c. Jason M. Hollar	☐	☐	☐
1d. Gregory J. Moore, MD, PhD	☐	☐	☐
1e. Dennis W. Pullin	☐	☐	☐
1f. Javier J. Rodriguez	☐	☐	☐
1g. Adam H. Schechter	☐	☐	☐
1h. Wendy L. Schoppert	☐	☐	☐
1i. Phyllis R. Yale	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3.	For	Against	Abstain
2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2026.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐

NOTE: The proxy holders are entitled to vote in their discretion on such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Virtual Annual Meeting:
The Annual Report, Notice and Proxy Statement are available at www.proxyvote.com.

V93935-P48365

DAVITA INC.
PROXY
This Proxy is solicited on behalf of the Board of Directors of DAVITA INC.

The undersigned hereby appoints Javier J. Rodriguez, Kathleen A. Waters and Samantha A. Caldwell, or any of them, the true and lawful attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of the Common Stock, $0.001 par value per share, of DAVITA INC., which the undersigned is entitled to vote at the Virtual Annual Meeting of the Stockholders of DAVITA INC., to be held at 10:00 a.m. Mountain Time, on Thursday, June 4, 2026, via live audio webcast at www.virtualshareholdermeeting.com/DVA2026, and any and all adjournments or postponements thereof.

Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1, and FOR Proposals 2 and 3. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

In their discretion, Javier J. Rodriguez, Kathleen A. Waters and Samantha A. Caldwell, or any of them, are authorized to vote upon such other matters as may properly come before the meeting. All Proxies to vote at said meeting or any adjournment or postponement thereof heretofore given by the undersigned are hereby revoked.

Continued and to be signed on reverse side